Exhibit 10.1
DATED 27 OCTOBER 2009
(AS AMENDED AND
RESTATED ON 20 DECEMBER 2010)
COEUR ALASKA INC.
(as Borrower)
THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
(as Original Lenders)
CREDIT SUISSE AG
(as Arranger)
CREDIT SUISSE AG
(as Security Agent)
CREDIT SUISSE AG
(as Facility Agent)
-and-
CREDIT SUISSE INTERNATIONAL
(as Hedge Provider)
TERM FACILITY
AGREEMENT
relating to
US$100 million secured financing

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1
2. THE FACILITY	24
3. PURPOSE AND USE OF PROCEEDS	24
4. CONDITIONS OF UTILISATION	25
5. UTILISATION	25
6. REPAYMENT	26
7. PREPAYMENT AND CANCELLATION	27
8. INTEREST	30
9. INTEREST PERIODS	31
10. CHANGES TO THE CALCULATION OF INTEREST	31
11. FEES	32
12. TAX GROSS-UP AND INDEMNITIES	33
13. INCREASED COSTS	36
14. OTHER INDEMNITIES	37
15. MITIGATION	39
16. COSTS AND EXPENSES	39
17. REPRESENTATIONS	40
18. INFORMATION UNDERTAKINGS	48
19. INSURANCE	51
20. FINANCIAL COVENANTS	54
21. PROJECT UNDERTAKINGS	56
22. GENERAL UNDERTAKING	59
23. ACCOUNTS AND PAYMENT WATERFALL	63
24. EVENTS OF DEFAULT	67
25. CHANGES TO THE LENDERS	74
26. CHANGES TO THE OBLIGORS	77

27. ROLE OF THE ADMINISTRATIVE PARTIES	77
28. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	83
29. SHARING AMONG THE FINANCE PARTIES	84
30. PAYMENT MECHANICS	85
31. SET-OFF	88
32. NOTICES	88
33. CALCULATIONS AND CERTIFICATES	90
34. PARTIAL INVALIDITY	91
35. REMEDIES AND WAIVERS	91
36. AMENDMENTS AND WAIVERS	91
37. COUNTERPARTS	92
38. GOVERNING LAW	92
39. ENFORCEMENT	92
SCHEDULE 1	94
Original Lenders	94
SCHEDULE 2	95
Conditions Precedent	95
SCHEDULE 3	99
Utilisation Request	99
SCHEDULE 4	101
Information Package	101
SCHEDULE 5	102
Form of Transfer Certificate	102
SCHEDULE 6	104
Security Provisions	104
SCHEDULE 7	107
Capital Equipment Leases	107
SCHEDULE 8	108

Repayment Schedule	108
SIGNATURES	109

THIS AGREEMENT originally dated 27 October 2009 (and as amended and restated on 20 December 2010)
BETWEEN
(1)	COEUR ALASKA INC., a company incorporated in the State of Delaware of the United States of America, acting through its office at 505 Front Avenue, Coeur d’Alene, ID 83814, United States, as borrower (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 (Original Lenders), as lenders (in this capacity, each an “Original Lender”);

(3)	CREDIT SUISSE AG, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland as arranger of the Facility (in this capacity, the “Arranger”);

(4)	CREDIT SUISSE AG, as security agent of the Finance Parties (in this capacity, the “Security Agent”); and

(5)	CREDIT SUISSE AG, as facility agent of the Finance Parties (in this capacity, the “Facility Agent”); and

(6)	CREDIT SUISSE INTERNATIONAL, a banking institution incorporated under the laws of England and Wales, acting through its office at One Cabot Square, London, England, as additional hedge provider to the Borrower (in this capacity, the “Hedge Provider”).
IT IS AGREED:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2010 Amendment and Restatement Agreement” means the amendment and restatement agreement to the Agreement dated 20 December 2010 and made between among others the Facility Agent and the Borrower;

“Account” means together the Proceeds Account and Debt Service Reserve Account;

“Account Bank” means the Facility Agent in its capacity as account bank for the Debt Service Reserve Account and the Proceeds Account;

“Additional Hedging Arrangement” means any agreement, option or arrangements based on the 2002 ISDA Master Agreement, as published by the International Swaps & Derivatives Association, Inc. (including the relevant confirmation and schedule) to be entered between the Borrower and the Hedge Provider on or about the date of the 2010 Amendment and Restatement Agreement for the purpose of providing hedge protection against fluctuations in the price of Gold, in accordance with the Additional Hedging Strategy Letter;

“Additional Hedging Strategy Letter” means the letter dated on or about the date of the 2010 Amendment and Restatement Agreement between the Hedge Provider and the Borrower setting out the policies agreed between them for the provision of the Additional Hedging Arrangements;

“Administrative Party” means an Agent or the Arranger;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Parent Undertaking of that person or any other Subsidiary of that Parent Undertaking;

“Agent” means the Facility Agent or the Security Agent;

“Amendment to the Deed of Trust” means the amendment to the Deed of Trust dated 20 December 2010 and made between amongst others the Facility Agent and the Borrower;

“Applicable Permit” shall mean at any time any Permit that is necessary to be obtained by or on behalf of the Borrower at such time in light of the stage of development, construction or operation of the Project to enable the Borrower to construct, test, operate, maintain, repair, own its interest in or use the Project;

“Approved Insurer” means Munich Re, Zurich, Arch, Swiss Re or any other insurer as the Facility Agent may approve from time to time, acting reasonably;

“Approved Offtaker” means The Rand Refinery, Barrick Goldstrike, Xstrata, Penoles, Aurubis, Umicore, Dowa, Sumitomo, Mitsubishi International Corporation, Minmetals and Auramet and any other Offtakers approved from time to time by the Facility Agent, acting reasonably;

“Auramet Contract” means the master purchase contract & bill of sale entered into between Auramet and the Borrower and dated 6 September 2010;

“Aurubis Contract” means the sale and purchase contract entered into between Aurubis and the Borrower and dated 12 August 2010;

“Aurubis / Auramet Offtake Arrangement” means the combined arrangement involving the offtake of Production, advance payment facility and upfront settlement of ninety (90%) of the purchase price of Production sold, and as a result the Aurubis Contract, the Auramet Contract and assignment thereunder operate in conjunction with each other and as one composite agreement;

“Authorisation” means an authorisation, consent, approval, resolution, license, exemption, filing, notarisation, order, or registration and, if the same is conditional, the compliance with all the conditions stipulated therein;

“Authorised Officer” means in respect of any Obligor, any director, attorney, the president, chief financial officer or company secretary, or any other person from time to time authorised by directors’ resolution (a certified copy of which is delivered to the Facility Agent) or nominated by any Obligor by a written notice to the Facility Agent, as an authorised officer to sign notices or documents on its behalf in connection with any of the Finance Documents;

“Authorised Recipient” means:
(a)	any Finance Party;

(b)	any Affiliate, head office or branch of a Finance Party;

(c)	any employee, officer, representative or adviser of a Finance Party (or any other person providing professional services to a Finance Party which is required to receive any information in relation to any Finance Document);

(d)	any agent or independent contractor of a Finance Party which is under a contractual obligation of confidentiality to that Finance Party;

(e)	a party which is, or could reasonably be expected to be, an assignee, novatee, transferee or participant (or any agent or adviser of any of the foregoing) in relation to all or any of a Finance Party’s rights and/or obligations under any Finance Document;

(f)	any person with (or through) whom (or any agent or adviser of any such person) a Lender enters into (or shows a demonstrable intention to enter into) any sub-participation in relation to this Agreement or any Obligor or in relation to any other transaction under which payments are to be made by reference to this Agreement or any Obligor;

(g)	any rating agency, insurer or insurance broker of, or any direct or indirect provider of credit protection to, a Finance Party;

(h)	any regulatory, supervisory or Governmental Authority which has jurisdiction over a Finance Party;

(i)	any Obligor or any shareholder of an Obligor;

(j)	any person permitted by any Obligor;

(k)	any person who is succeeding (or shows a demonstrable intention to succeed) an Agent in such capacity;

(l)	any person to whom a Finance Party is required by Law, regulation or competent court or tribunal to make disclosure; or

(m)	any person to whom a Finance Party is under a legal duty to disclose or, where such person is a regulatory authority, which has requested such disclosure in compliance with any regulation, provided that, in relation to paragraphs (d), (e) and (f) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking;

“Availability Period” means the period from and including the Conditions Precedent Satisfaction Date to the date following 3 months after the Conditions Precedent Satisfaction Date, unless otherwise extended by agreement between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in the Loans that are due to be made on or before the proposed Utilisation Date;
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

“Base Currency” means US Dollars;

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation;

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is a defined benefit plan, as defined in section 3(35) of ERISA, and that is subject to the provisions of Title IV of ERISA or section 412 of the Code or section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA;

“Borrower Change of Control” means any event or circumstance whereby the Guarantor ceases to Control the Borrower;

“Borrower Change of Ownership” means any event or circumstance whereby the Guarantor ceases to own, legally and beneficially, 100 per cent of the Borrower’s issued shared capital; save where:
(a)	the Guarantor thereafter continues to own, legally and beneficially, more than 75 per cent of the Borrower’s issued shared capital;

(b)	the Facility Agent has given its prior written consent to such change (such consent not to be unreasonably withheld or delayed); and

(c)	the Facility Agent has approved (acting reasonably) the terms of the relevant agreement with the incoming shareholders;
“Borrower Funds” means any amounts invested in or paid to the Borrower by the Guarantor by way of equity or fully subordinated debt and credited to the Proceeds Account;

“Borrower Security Agreement” means the security agreement, in form and substance satisfactory to the Security Agent, pursuant to which the Borrower has granted a first priority security interest in all of its personal property for the benefit of the Security Agent (on behalf of the Finance Parties) as security for the discharge of the Secured Liabilities;

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain, such amount to be determined on the basis of the Screen Rate, by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in:
(a)	in relation to determination of a Quotation Day, Zurich and London; and

(b)	for all other purposes, Zurich and New York;
“Capital Equipment Leases” means the leases and hire purchase contracts for capital equipment used on the Project which have been entered into or are to be entered into after the date of this Agreement and which constitute Finance Leases for US GAAP, being those set out in schedule 7 (Capital Equipment Leases);

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Collateral” means all property and assets of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document;

“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in schedule 1 (Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitments transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;

“Conditional Waiver Letter” means the conditional waiver letter dated 7 September 2010 regarding the Aurubis / Auramet Offtake Arrangements entered into by the Borrower, Guarantor and Facility Agent;

“Conditions Precedent Satisfaction Date” means the date upon which the Facility Agent gives written confirmation to the Borrower that it has received (or waived the requirement to receive, in whole or in part) all of the documents and/or evidence set out in schedule 2 (Conditions Precedent) of the 2010 Amendment and Restatement Agreement and in each case in the form and substance satisfactory to the Facility Agent;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form recommended for the time being by the LMA for such purpose or in any other form agreed between the Borrower and the Facility Agent;

“Control” means, in relation to a company, any person or persons acting in concert:
(a)	controlling or being able to control (whether directly or indirectly) the composition of the board of directors or management board of that company;

(b)	in accordance with whose directions a majority of the members of the board of directors or management board of that company are or become accustomed to act; or

(c)	able to direct (whether directly or indirectly) the affairs of that company;
“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414(b) or 414(c) of the Code;
“Debt Service Reserve Account” means the US Dollar denominated account (account no 0835-1170990-62 designation “Coeur Alaska Inc. — Debt Service Reserve Account”) established by the Borrower in Zurich, Switzerland with the Account Bank (and any sub-account or substitute account from time to time);

“Debt Service Reserve Account Charge” means the account charge governed by Swiss law dated on or around the same date as this Agreement given by the Borrower for the benefit of the Security Agent on behalf of the Finance Parties pursuant to which a charge is created over the Debt Service Reserve Account as security for the discharge of the Secured Liabilities;

“Deed of Trust” means the deed of trust deed to be granted by the Borrower in favour of the Security Agent comprising Security over the Property Rights (including the Mineral Rights) as more particularly set out therein and as amended by the Amendment to the Deed of Trust;

“Default” means an Event of Default or any event or circumstance specified in clause 24 (Events of Default) which would (with the expiry of a grace period or other lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, agent, or attorney appointed by the Security Agent;

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;
“Easements” shall mean the easements appurtenant, easements in gross, license agreements and other rights running in favour of the Borrower and/or appurtenant to the Site, including without limitation those certain easements and licenses described in the Title Policy;

“Effective Date” means the date on which the Facility Agent gives written notice (including by way of email) to the Borrower named that it has received each of the documents and other evidence listed in schedule 2 (Conditions Precedent) of the Amendment and Restatement Agreement in a form and substance satisfactory to the Facility Agent or receipt of such documents and other evidence has been waived;

“Eminent Domain Proceeds” shall mean all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain;

“Environmental Claim” shall mean any and all liabilities, losses, administrative, regulatory or judicial actions, suits, written demands, decrees, written claims, liens, judgments, warning notices, notices of noncompliance or violation, governmental investigations, governmental proceedings, removal or remedial actions, orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or fines, penalties or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health and safety or the environment under any Environmental Law;

“Environmental Law” shall mean any federal, state or local Law relating to the protection of the environment, natural resources, human health and safety, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act of 1954, the Federal Insecticide, Fungicide, and Rodenticide Act of 1972, the Occupational Safety and Health Act, the Atomic Energy Act of 1954, the Surface Mining Control and Reclamation Act of 1974, the Uranium Mill Tailings Radiation Control Act of 1978, and any federal, state and local Laws, rules or regulations implementing or comparable to the foregoing requirements, as the same has been or may be amended or supplemented;

“ERISA Event” shall mean:
(a)	any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived);

(b)	the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived;

(c)	the filing pursuant to section 412(d) of the Code or section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan;

(d)	the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan;

(e)	the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan;

(f)	the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to section 401(a)(29) of the Code or section 307 of ERISA;

(g)	the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, within the meaning of Title IV of ERISA;

(h)	the occurrence of a “prohibited transaction” with respect to which the Borrower is a “disqualified person” (within the meaning of section 4975 of the Code) or with respect to which the Borrower could otherwise be liable; or

(i)	any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower;
“ERISA Plan” shall mean any employee benefit plan (a) maintained by the Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees, and (b) covered by Title IV of ERISA or to which section 412 of the Code applies;

“Event of Default” means any event or circumstance specified as such in clause 24 (Events of Default) (excluding clause 24.24 (Acceleration));

“Event of Eminent Domain” shall mean any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of Alaska, the United States or another Governmental Authority having jurisdiction;

“Existing Lender” has the same meaning given to the term in clause 25.1 (Assignments and transfers by the Lenders);

“Facility” means the term loan facility made available under this Agreement as described in clause 2 (The Facility);

“Facility Guarantee” means a guarantee and indemnity to be entered into by the Guarantor in favour of the Security Agent in respect of the Borrower’s obligations under the Finance Documents on or around the date of this Agreement and as amended by the Guarantor Side Letter;

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letter dated on or about the date of the 2010 Amendment and Restatement Agreement between one or more Finance Parties and the Borrower setting out any of the fees referred to in clause 11 (Fees);

“Final Maturity Date” means 31 December 2015;

“Finance Document” means:
(a)	this Agreement as amended by the 2010 Amendment and Restatement Agreement;

(b)	any Fee Letter;

(c)	any Security Document;

(d)	the Original Hedging Strategy Letter;

(e)	the Additional Hedging Strategy Letter;

(f)	the 2010 Amendment and Restatement Agreement;

(g)	any Hedging Arrangement;

(h)	any subordination agreement or other document which has the effect of subordinating any borrowing or other indebtedness owed by the Borrower to the Guarantor (or any Subsidiary of the Guarantor); and

(i)	any other document designated as such from time to time by the Facility Agent and the Borrower, provided that where the term “Finance Document” is used in, and construed for the purposes of this Agreement, each Hedging Arrangement shall be a Finance Document only for the purposes of:
(a)	the definition of “Default”;

(b)	the definition of “Material Adverse Effect”;

(c)	the definition of “Secured Liabilities”;

(d)	paragraph (a)(vi) of clause 1.3 (Interpretation);

(e)	clause 24 (Events of Default) (other than clause 24.24 (Acceleration));

(f)	clause 27.1 (Appointment of the Agents); and

(g)	clause 31 (Set-off); and

(h)	schedule 6 (Security Provisions);
“Finance Party” means an Administrative Party or a Lender or the Hedge Provider and the term “Finance Parties” shall mean all of them, provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, the Hedge Provider shall be a Finance Party only for the purposes of:
(a)	the definition of “Secured Liabilities”;

(b)	the definition of “Authorised Recipient”;

(c)	paragraph 1.3(a)(i) of clause 1.3 (Interpretation);

(d)	paragraph (b) of the definition of “Material Adverse Effect”;

(e)	clause 17.30 (Ranking);

(f)	clause 27.1(b) (Appointment of the Agents);

(g)	clause 28(Conduct of business by the finance parties);

(h)	clause 31 (Set-off); and

(i)	schedule 6 (Security Provisions);
“Financial Indebtedness” means any indebtedness for or in respect of (without double counting):
(a)	money borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) including (without limitation) any Hedging Arrangement;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;
“Fiscal Quarter” means any quarter in a Fiscal Year;

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (eg the “2008 Fiscal Year”) refer to the Fiscal Year ending on the December 31 occurring during such calendar year;

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto;

“Gold” means loco London unallocated gold bullion measured in Ounces and (unless otherwise agreed by the Borrower and the Facility Agent) which complies with the rules of the LBMA relating to good delivery and fineness as from time to time in effect;

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

“Guarantor” means Coeur d’Alene Mines Corporation, a company incorporated in the State of Idaho of the United States of America whose registered office is located at 505 Front Avenue, Coeur d’Alene, ID 83814, United States;

“Guarantor Pledge Agreement” means the pledge agreement, in form and substance satisfactory to the Security Agent, pursuant to which the Guarantor has pledged 100 per cent of its shares in the Borrower, for the benefit of the Security Agent (on behalf of the Finance Parties) as security, amongst other things, for the discharge of the Secured Liabilities;

“Guarantor Side Letter” shall means the side letter to the 2010 Amendment and Restatement Agreement dated 20 December 2010 and entered into between the Facility Agent and the Guarantor;

“Hazardous Substances” shall mean substances defined, used or listed as “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “hazardous materials”, “hazardous substances”, “toxic substances”, “solid wastes”, “harmful physical agents”, “chemicals of concern”, “pollutants” or “contaminants” by or under any Environmental Law and any pollutants, contaminants, chemicals or toxics, petroleum hydrocarbons, asbestos, lead, polychlorinated biphenyls, hazardous or radioactive materials, wastes, or substances that are regulated under any Environmental Law;

“Hedging Arrangements” means the hedging arrangements entered into for the purposes of providing hedge protection against fluctuations in the price of Gold, pursuant to:
(a)	the Original Hedging Strategy Letter and Original Hedging Arrangement entered into on or about the date of the Agreement; and

(b)	the Additional Hedging Strategy Letter and Additional Hedging Arrangement entered into or on about the date of the 2010 Amendment and Restatement Agreement;
“Hedging Exposure” means in respect of the Hedge Provider (and in respect of a Lender, where such Lender is the Hedge Provider) at the relevant time, the aggregate of:
(a)	the amount payable under the Hedging Arrangements to which the Hedge Provider and the Borrower are a party if such Hedging Arrangements were to be terminated at the relevant time, provided that it will be a positive number if it represents a liability of the Borrower to the Hedge Provider and a negative number if it represents a liability of the Hedge Provider to the Borrower; and

(b)	(without double counting under paragraph (a) above), any amount due and payable (or the monetary equivalent of any asset due for delivery) under a Hedging

Arrangement on or prior to the relevant time, which is a positive number if it represents amounts owing or deliverable by the Borrower to the Hedge Provider and a negative number if it represents amounts owing by the Hedge Provider to the Borrower, and if the foregoing would result in an aggregate negative number for Hedging Exposure it will be deemed zero for the Hedge Provider and, for the purpose of the calculation of the foregoing, positive numbers and negative numbers will be netted, without affecting the obligations of the Borrower under the relevant Hedging Arrangements;

“Indemnitee” shall have the meaning given to such term in clause 14.2 (Expenses; Indemnity);

“Information Package” means the reports listed in schedule 4 (Information Package);

“Insurable Property” means any and all Collateral which is of an insurable nature;

“Insurance” means the insurance required to be taken out or maintained by, or on behalf or for the benefit of, the Borrower to comply with the provisions of the Finance Documents, and applicable Law, as approved by the Facility Agent;

“Insurance Proceeds” shall mean, to the extent payable to the Borrower, all amounts and proceeds (including instruments) in respect of the proceeds of any casualty insurance policy required to be maintained by the Borrower hereunder;

“Interest Period” means, in relation to the Loan, each period determined in accordance with clause 9 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest);

“Intra-Company Loans” means the total amount outstanding from time to time with respect to principal, premium, if any, and interest owing from the Borrower to the Guarantor;

“Law” means any supranational, national, regional, tribal or local statute, law (including common law), rule, treaty, convention, regulation, order, decree, directive, consent decree, code, writ, judgment, injunction, determination, resolution, administrative decision, disposition, circular, communication, instruction, judicial or legally binding agency interpretation, policy or guidance, Authorisation or other requirement (whether or not having the force of law but being one which a prudent organisation would regard as binding on it) and, where applicable, any interpretation thereof by any Government Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof;

“LBMA” means the London Bullion Market Association and its successor organisations;

“Legal Opinion” means the legal opinions delivered to the Facility Agent as to matters of Alaska, Idaho, Delaware, New York and English law in connection with this Agreement in accordance with paragraph 2 of schedule 2 (Conditions Precedent) of the Facility Agreement and paragraph 3 of schedule 2 (Conditions Precedent) of the 2010 Amendment and Restatement Agreement;

“Legal Reservations” means:
(a)	the common law principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by Laws relating to insolvency, reorganisation and other Laws generally affecting the rights of creditors;

(b)	applicable statutes-of-limitations; and

(c)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;
“Lender” means:
(a)	any Original Lender; and

(b)	any New Lender which has become a Party in accordance with clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LIBOR” means, in relation to the Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars for the applicable Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, on or around 11.00am on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period;

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities to the extent having an effect equivalent to that of a security interest in such securities;

“Life of Mine” means the period over which the Life of Mine Plan has been prepared;

“Life of Mine Plan” means the base case, life of mine plan and cash flow, including a financial model of the projected Production, income and expenditure of the Borrower and the Project in respect of (a) each monthly period for the period from the date of this Agreement until the end of the first calendar year of Production, (b) each calendar quarter until the end of the second calendar year of Production, and (c) annually thereafter, as amended or updated with the prior written approval of the Facility Agent, as initialled for the purposes of identification by the Borrower and delivered to the Facility Agent pursuant to paragraph 4 of schedule 2 (Conditions Precedent);

“Loan” means each loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“LMA” means the Loan Market Association;

“Loss Proceeds” shall mean Insurance Proceeds (excluding Insurance Proceeds relating to liabilities to be paid to any third party and relating to business interruption) and Eminent Domain Proceeds;

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments and/or Hedging Exposure, in aggregate, are greater than 66 2/3 per cent of the Total Commitments and the total Hedging Exposure of the Hedge Provider (or, if the Total Commitments or Hedging Exposure of the Hedge Provider have been reduced to zero, in aggregate, are greater than 66 2/3 per cent of the Total Commitments and Hedging Exposure of the Hedge Provider immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding and Hedging Exposure aggregate more than 66 2/3 per cent of the Loan and Hedging Exposure of the Hedge Provider then outstanding;
“Margin” means four and a half per cent (4.5 per cent) per annum from the Effective Date;

“Material Adverse Effect” means any event or circumstance, which in the opinion of Facility Agent (acting on the instructions of the Majority Lenders), is reasonably likely to adversely affect:
(a)	the ability of the Borrower (or, in relation to clause 17.21(b), the Guarantor) to perform its payment obligations under any of the Finance Documents;

(b)	the ability of the Borrower (or, in relation to clause 17.21(b), the Guarantor) to perform its obligations under clause 20.1 (Financial covenants);

(c)	on the business, operations, property, assets, financial or trading position, or prospects of the Borrower, such that the Borrower would in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders) be expected to be unable fully and punctually to perform its obligations under any Finance Document to which it is a party;

(d)	subject to the Legal Reservations, on the validity, legality or enforceability of:
(i)	any material provision of any Finance Document; or

(ii)	any right or remedy of any Finance Party under any Finance Document;
(e)	subject to the Legal Reservations, on the validity, legality, effectiveness or enforceability of the Security granted or created (or which the relevant Obligor undertakes to grant or create) pursuant to any Security Document or on the priority and ranking of any of that Security; or

(f)	the ability of the Borrower to develop, complete or operate the Project in a manner substantially consistent with the financial projections and other information contained in the Life of Mine Plan;
“Mineral Rights” means:
(a)	all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands and any other mineral right from time to time comprising the Project;

(b)	all leases, governmental permits, Easements, licenses, claims, subleases, rights of way or other rights to carry out or conduct mining operations connected with the mineral rights referred to in paragraph (a) or (b) above issued or transferred to or held by or on behalf of the Borrower or in which the Borrower has or acquires any interest or shares therein (only to the extent relevant to the Project), and includes:
(c)	all applications for, or mineral rights issued in place of, those referred to above; and

(d)	the mineral rights referred to above as renewed, extended, modified or varied from time to time;
“Minimum Balance” means an amount equal to 66.6% of the relevant Repayment Amount due for the quarter following the relevant Repayment Date;

“Mining Laws” means the collection of rules applicable to the Borrower whether local, state, federal, international or subject to trade industry custom and practice that establish the rights, obligations and proceedings related to the acquisition, exploitation and uses of mineral substances;

“Mining Report” means a report delivered by the Borrower to the Facility Agent providing an opinion by the Borrower’s Legal Counsel as to the Borrower’s title to the minerals and the lands, mining claims and leases included in the Site;

“Mitsubishi Facility” means the Metals Lease Agreement dated 12 December 2008 between the Guarantor and Mitsubishi International Corporation;

“Mortgage” means the mortgage of those Property Rights included in the Deed of Trust under the law of the State of Alaska, in form and substance satisfactory to the Security Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement;

“Multiemployer Plan” shall mean a multiemployer plan as defined in section 4001(a)(3) of ERISA;

“New Lender” has the same meaning given to the term in clause 25.1 (Assignments and transfers by the Lenders);

“Obligor” means the Borrower and/or the Guarantor;

“Offtake Contract” means each agreement for the sale or other disposal, including delivery of Products for the purpose of refining and smelting, entered into between the Borrower as seller and an Approved Offtaker as buyer, including the Auramet Contract and Aurubis Contract;

“Offtake Contract Assignment” means any agreement or agreements of assignment by way of security made subject to the appropriate Law (as required in order to achieve a perfected security interest in each case) of all of the Borrower’s rights under each Offtake Contract for the benefit of the Security Agent on behalf of the Finance Parties as security for the discharge of the Secured Liabilities;

“Offtaker” means in respect of any Offtake Contract, the counterparty to such Offtake Contract;

“Original Financial Statements” means:
(a)	in respect of the Guarantor, each of:
(i)	its most recent annual audited consolidated financial statements produced before the date of this Agreement; and

(ii)	its most recent quarterly unaudited financial statements produced before the date of this Agreement;
(b)	in respect of the Borrower, its most recent Quarterly Management Accounts produced before the date of this Agreement;
“Original Hedging Arrangements” means the agreement entered into based on the 2002 ISDA Master Agreement, as published by the International Swaps & Derivatives Association Inc. (including the relevant Confirmation and Schedule) entered into between the Borrower and Credit Suisse AG for the purposes of providing hedge protection against fluctuations in the price of Gold, in accordance with the Original Hedging Strategy Letter, and as novated from Credit Suisse AG to Credit Suisse International on or about the date of the 2010 Amendment and Restatement Agreement;

“Original Hedging Strategy Letter” means the letter dated on the 6 November 2009 between the Facility Agent and the Borrower setting out the policies agreed between them for the provision of the Original Hedging Arrangements;

“Ounce” means a fine ounce troy, consisting of 31.1034768 grams;

“Parent Undertaking” means in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Party” means a party to this Agreement;

“PBGC” means the Pension Benefit Guaranty Corporation;

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorisations, exemptions, qualifications, Easements, rights of way, Liens and other rights, privileges and approvals required under any Governmental Law;

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arms’ length terms:
(a)	of Products to an Offtaker pursuant to an Offtake Contract;

(b)	of any other inventory items made in the ordinary course of trading of the disposing entity;

(c)	of fixed assets, the proceeds of which are applied in exchange for other fixed assets of comparable or superior type, value or quality as soon as possible after disposal (provided the proceeds of such disposal are held pending each replacement purchase, in the Proceeds Account);

(d)	of obsolete or redundant vehicles, plant and equipment for cash; or

(e)	to which the Facility Agent has (acting reasonably and on the instructions of the Majority Lenders) given its prior written consent;
“Permitted Financial Indebtedness” means Financial Indebtedness of the Borrower:
(a)	incurred in the ordinary course of business of the Borrower;

(b)	incurred under or pursuant to this Agreement or any other Finance Document;

(c)	incurred by the Borrower under or pursuant to an unsecured, fully subordinated loan from the Guarantor or any Subsidiary of the Guarantor (and subject to the Facility Agent’s approval of the relevant subordinated loan agreement);

(e)	incurred pursuant to the Capital Equipment Leases;

(f)	approved in writing by the Facility Agent in its sole discretion; or

(g)	any Financial Indebtedness not falling within paragraphs (a) to (f) above and incurred by the Borrower under or pursuant to a fully subordinated loan from a third party (in form and substance reasonably satisfactory to the Facility Agent), the aggregate outstanding principal amount of which does not at any time exceed US$5,000,000;
“Permitted Lien” means:
(a)	any Lien created under the terms of this Agreement and the Security Documents; and

(b)	any minor defects in title or standard exceptions or exclusions in each case set out in the Title Policy which the Facility Agent (acting reasonably) does not require to be cured, remedied or otherwise addressed by the Borrower;

(c)	any Lien arising by operation of Law in the ordinary course of trading and not as a result of any default or omission by the Borrower;
“Proceeds Account” means the US Dollar denominated account (account no 0835-1170990-62-2 designation “Coeur Alaska Inc. — Proceeds Account”) established by the Borrower in Zurich, Switzerland with the Account Bank (and any sub-account or substitute account from time to time) into which Product Proceeds are paid from time to time;

“Proceeds Account Charge” means the account charge or account charges governed by Swiss law given by the Borrower for the benefit of the Security Agent on behalf of the Finance Parties pursuant to which a charge is created over the Proceeds Account, as security for the discharge of the Secured Liabilities;

“Process Agent” means any person appointed as a process agent pursuant to clause 39.2 (Service of process);

“Production” means, for any period, the amount of Gold and other minerals which has been produced, or in the case of any period or portion thereof to occur in the future, which is scheduled to be produced in the Life of Mine Plan, at the Project during such period;

“Production Report” means a report (in the form required by this Agreement) as to the monthly Production volume and Production price for the Borrower, a pro forma of which as initialled for the purposes of identification by the Borrower and delivered to the Facility Agent pursuant to paragraph 4 of schedule 2 (Conditions Precedent);

“Product Proceeds” means all monies payable to or received by the Borrower arising from the sale of Product and all other monetary amounts whatsoever payable to or received by the Borrower from any third party while the Loan is outstanding;

“Products” means Gold, unrefined gold-bearing ore and any other minerals produced by the Project;

“Project” means the project for the construction and the operation of the Kensington mine located on the Site;

“Project Documents” means any instruments, contracts and agreements which are now existing or are entered into in the future, with any Approved Offtaker, Approved Contractor, Government Authority or any other person in connection with the Project, including without limitation:
(a)	each Offtake Contract;

(b)	each Construction Contract;

(c)	each Capital Equipment Lease;

(d)	each Authorisation which is issued to or held by or on behalf or for the benefit of the Borrower in connection with the construction, operation or development of the Project, or by or on behalf or for the benefit of the Borrower in connection with the Borrower’s business or premises, where the failure of such Authorisation to be issued or held, or the breach or non-performance of the terms and conditions of such Authorisation, would constitute a Material Adverse Effect; and

(e)	any other document executed from time to time by or on behalf or for the benefit of the Borrower with respect to the construction, development, maintenance, repair, operation or use of the Project, where the breach or non-performance of the terms and conditions of such document, would constitute a Material Adverse Effect;
“Property Rights” means the Borrower’s rights, title, and interest in and to the surface and the sub-surface land comprising the Site (whether in fee simple, leasehold, license or otherwise) including all Mineral Rights in favour of the Security Agent pursuant to the Deed of Trust, Easements, rights-of-way, and servitude;

“Quarterly Management Accounts” means the Borrower’s quarterly balance sheet and income and cashflow statements;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Receiver” means a receiver, trustee, custodian, sequestrator, conservator or similar official in respect of the whole or any part of the Collateral;

“Reference Banks” means the principal London offices of Credit Suisse, Deutsche Bank, Citibank and/or such other banks as may be appointed by the Facility Agent in consultation with the Borrower;

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates;

“Release” shall mean any spilling, seeping, emitting, leaking, pumping, injecting, pouring, emptying, depositing, disposing, discharging, dispersing, dumping, escaping, leaching, or migrating of Hazardous Substances into the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substances;

“Relevant Interbank Market” means the London interbank market;

“Relevant Jurisdiction” means any jurisdiction whose governing law applies to a Finance Document;

“Repayment Amount” means on any Repayment Date, the amount set out against such date in schedule 8 (Repayment Schedule).

“Repayment Date” means each date on which a repayment of principal is to be made in accordance with clause 6 (Repayment), being each date as set out in schedule 8 (Repayment Schedule).

“Repeating Representations” means each of the representations set out in clause 17 (Representations) (excluding clauses 17.2 (Organisation, Powers), 17.17 (Deduction of Tax), 17.18 (No filing or stamp taxes), 17.19(a), 17.20 (No misleading information), 17.21 (No changes), 17.22(a) and 17.22(b) (Financial statements), 17.24 (No winding-up) and 17.36(Repetition));

“Rochester Mine” means the Rochester Mine, located in Western Nevada, at which the Guarantor has conducted operations since September 1986;

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period, displayed at or about noon CET on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“SEC” means the Securities and Exchange Commission of the United States of America;

“Secured Liabilities” means all present and future indebtedness and liabilities due, owing or incurred by the Borrower to any Finance Party from time to time under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently or whether as principal, surety or otherwise);

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect or having the effect of providing a security or preferential treatment to a creditor;

“Security Document” means:
(a)	the Debt Service Reserve Account Charge;

(b)	the Proceeds Account Charge;

(c)	the Guarantor Pledge Agreement;

(d)	the Borrower Security Agreement;

(e)	the Mortgage (as such may form part of the Deed of Trust);

(f)	the Deed of Trust;

(g)	the Amendment to the Deed of Trust

(h)	each Offtake Contract Assignment (as such may form part of the Borrower Security Agreement);

(i)	the Facility Guarantee;

(j)	the Guarantor Side Letter;

(k)	any document or instrument required to be executed or delivered pursuant to any Security Document;

(l)	any other document evidencing any Security held by the Security Agent on behalf of any of the Finance Parties as security, amongst other things, for the discharge of the Secured Liabilities; or

(m)	any other document designated as such from time to time by the Facility Agent and the Borrower;
“Senior Notes” means the Senior Term Notes of the Guarantor due 31 December 2012;

“Site” means the land located in Juneau Recording District, Alaska on which the Project is located;

“Spot Rate” means at any date in relation to any Administrative Party, that Administrative Party’s spot rate of exchange (as determined conclusively by that Administrative Party save in the case of manifest error) for the purchase of the relevant currency in the London foreign exchange market using the Base Currency at or around 11.00am (London time) on that date;

“Subsidiary” means in respect of a company or corporation, any other company or corporation:
(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Title Insurer” means Alaska Escrow & Title Insurance Agency, Inc.;

“Title Policy” shall mean such policy issued by the Title Insurer in respect of the Project and the Property Rights, in form and substance satisfactory to the Facility Agent;

“Total Commitments” means the aggregate of the Commitments, being USD $100,000,000 at the date of this Agreement;

“Transaction Documents” means each Offtake Contract and any other document designated in writing as such by the Borrower and the Facility Agent;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower;

“Transfer Date” means, in relation to a transfer pursuant to clause 25 (Changes to the Lenders), the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate;
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents;

“US Dollars” and “US$” mean the lawful currency of the United States of America;

“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied;

“Utilisation” means the drawdown of the Loan;

“Utilisation Date” means the date of the Utilisation;

“Utilisation Request” means a notice substantially in the form set out in schedule 3 (Utilisation Request); and

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in any applicable jurisdiction at any time on or after the date of this Agreement.

1.2	Financial covenant definitions

The definitions in clause 20.1 (Financial covenants) shall also apply to this Agreement.

1.3	Interpretation
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	any “Finance Party”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(ii)	persons “acting in concert” comprise persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain, maintain or consolidate control of a company. A person (who is a company) and each of its Affiliates will be deemed to be acting in concert all with each other; a person (who is a natural person), each company that he or she Controls and each Affiliate of each such company will be deemed to be acting in concert all with each other;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“arm’s length basis” means in relation to a transaction entered into by a person that the terms thereof are no less favourable or onerous to that person than could reasonably be expected to be obtained in a comparable transaction made on commercial terms with a person who is not an Affiliate of that person;

(v)	where a sum is quoted as the equivalent in one currency (the “first currency”) of a specified amount denominated in another currency (the “second currency”), such sum, on the date that the calculation is made, shall be equal to the amount of the first currency which could be purchased by the specified amount denominated in the second currency using the Facility Agent’s Spot Rate on that date;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in each case, in accordance with its terms);

(vii)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make or to make an investment in or loan to any person, where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(A)	(subject to clause 1.3(c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality), or two or more of the foregoing;

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any Governmental Authority;

(xii)	a provision of any Law or regulation is a reference to that provision as amended or re-enacted (and includes any subordinate legislation);

(xiii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent (acting reasonably);

(xiv)	a gender includes all other genders;

(xv)	the singular includes plural and vice versa;

(xvi)	a “clause” or a “schedule” is a reference to a clause of or a schedule to this Agreement;

(xvii)	a time of day is a reference to Zurich time (unless otherwise specified);

(xviii)	when something is specified to occur:
(A)	“after” a certain date or day, it shall be taken to refer to “after (but not including)” that date or day; and

(B)	“before” a certain date or day, it shall be taken to refer to “before (but not including)” that date or day; and
(xix)	“including” shall not be interpreted narrowly but shall be interpreted to mean “including (but not limited to)” or “including without prejudice to the foregoing”, and “include” and “included” shall be interpreted accordingly.
(b)	Section, clause and schedule headings are for ease of reference only, and shall not affect the interpretation of any provision of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in writing and an Event of Default is “continuing” if it has not been waived in writing, in each case to the satisfaction of the Agent.
1.4	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right (whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce or to enjoy the benefit of any provision of this Agreement.

(b)	Notwithstanding any provision of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar-denominated term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE AND USE OF PROCEEDS

3.1	Purpose and Use of Proceeds

The Borrower shall use all amounts borrowed by it under the Facility Agreement:
(a)	to credit the Debt Service Reserve Account with an amount sufficient to ensure compliance with clause 20.1(d) from time to time;

(b)	for general corporate and working capital purposes of the Borrower;

(c)	repayment in whole or in part of the Intra-Company Loans;

(d)	part repayment of the Mitsubishi Facility, part repayment of the outstanding debt obligations on the balance sheet of the Guarantor, including the Senior Notes, capital expenditures at the Rochester Mine and for general corporate and working capital purposes of the Guarantor.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to any Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default has occurred and is continuing or would result from the proposed Loan;

(b)	there has been no Borrower Change of Control;

(c)	there has been no Borrower Change of Ownership; and

(d)	the Repeating Representations to be made by the Borrower are true in all material respects and are not misleading, and will not become untrue in any material respect or become misleading as a result of making the proposed Loan or Utilisation.
4.2	Waiver

The conditions specified in clause 4.1 (Further conditions precedent) are inserted solely for the benefit of the Lenders and may be waived by the Facility Agent (acting on the instructions of all the Lenders), in whole or in part and with or without conditions, without prejudicing the right of the Facility Agent or the Lenders to require fulfilment of such conditions in whole in respect of any other Utilisation. If compliance with any of the conditions specified in clause 4.1 (Further conditions precedent) is so waived with conditions or on condition that the Borrower shall comply at or before a particular time, the Borrower shall so comply.

4.3	Conditions Subsequent

The Parties shall ensure that, within 30 days of the Effective Date, the Amendment to the Deed of Trust shall be executed and recorded at the registry in Juneau, Alaska.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility from time to time by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11.00 am (Zurich time) on the second Business Day before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	Except in relation to the Utilisation on or around the 2010 Amendment and Restatement Agreement, the proposed Utilisation Date is the first Business Day of a Month within the Availability Period;

(b)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with clause 9 (Interest periods).
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be the Base Currency.

(b)	The amount of each proposed Utilisation must be in an amount not less than US$10,000,000 million or, if greater, integral multiples of US$5,000,000 million.
5.4	Lenders’ participation
(a)	If the conditions set out in clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by that Lender’s Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by 2.00pm on the third Business Day before the proposed Utilisation Date.
5.5	Utilisation Funding

Except as set out in any Utilisation Request, the amount of each Lender’s participation in each Loan shall be provided to the Borrower, on the applicable Utilisation Date, by transfer of immediately available funds to the Borrower’s account specified on Schedule 9 (Borrower’s Account) or otherwise agreed by the Facility Agent from time to time.

5.6	Cancellation of Commitment
(a)	If a Lender’s Available Commitment is reduced in accordance with the terms of this Agreement after the Facility Agent has received a Utilisation Request and such reduction was not taken into account in the calculation of the Available Facility, then the amount of that Utilisation shall be reduced accordingly.

(b)	The Total Commitments shall be immediately cancelled at the end of the Availability Period in accordance with clause 7.3 (Automatic cancellation).
6.	REPAYMENT
(a)	Following the expiry of the Availability Period, the Borrower shall repay the principal amount of the Loan by paying to the Facility Agent on each Repayment Date an amount equal to the Repayment Amount.

(b)	The frequency of the Repayment Dates may be altered by agreement between the Borrower and the Facility Agent (acting on the instruction of the Majority Lenders).

(c)	No amount may remain outstanding after the Final Maturity Date.

(d)	For the avoidance of doubt the Borrower confirms and acknowledges that its obligations under the Finance Documents including without limitation its repayment obligations exist independent of, and are in no way contingent or conditional upon, its performance under any Offtake Contract.
7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	the Facility Agent shall promptly notify the Borrower thereof;

(c)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(d)	where that Lender:
(i)	has not funded any participation in the Loan, it shall have no further funding obligation; or

(ii)	has funded all or part of its Commitment, the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Mandatory Prepayment
(a)	If a Borrower Change of Control or Borrower Change of Ownership occurs:
(i)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event or if the Facility Agent otherwise becomes aware of such event the Facility Agent shall notify the Borrower accordingly;

(ii)	the Facility Agent shall promptly notify the Lenders thereof;

(iii)	no Lender shall be obliged to fund any Utilisation; and

(iv)	if a Lender so requires and notifies the Facility Agent within five Business Days of that Lender being notified by the Facility Agent of the event the Facility Agent shall, by not less than five Business Days’ notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	If at any time the Tangible Net Worth of the Guarantor is less than US$1,000,000,000:
(i)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event or if the Facility Agent otherwise becomes aware of such event the Facility Agent shall notify the Borrower accordingly;

(ii)	the Facility Agent shall promptly notify the Lenders thereof;

(iii)	no Lender shall be obliged to fund any Utilisation; and

(iv)	if a Lender so requires and notifies the Facility Agent within five Business Days of that Lender being notified by the Facility Agent of the event the Facility Agent shall, by not less than 45 days’ notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
7.3	Automatic cancellation

Any part of the Facility which remains undrawn at the close of business in Zurich, Switzerland, on the last day of the Availability Period shall be automatically and immediately cancelled and each Lender’s Commitment then outstanding shall be reduced to zero.

7.4	Voluntary cancellation

The Borrower may at any time during the Availability Period, if it gives the Facility Agent not less than four Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility. Any cancellation under this clause 7.4 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment of Loans
(a)	Subject to clause 7.5(c) below, the Borrower may, at any time after the date falling 12 months after the first Utilisation Date (or subject to the prior written consent of the Facility Agent in its absolute discretion, at any earlier date), if it gives the Facility Agent not less than 10 Business Days’ prior written notice, prepay the whole or any part of the Loan (but, if in part, being a minimum amount of US$5,000,000 and thereafter, in integral multiples of US$5,000,000 or, if less, the remainder of such Loan).

(b)	Any prepayment under this clause 7.5 (Voluntary prepayment of Loans) shall satisfy the obligations of the Borrower under clause 6 (Repayment) in reverse order of maturity and be applied rateably among the participations of all Lenders.

(c)	The Borrower may not make any prepayment of all of the Loans then outstanding, under clause 7.5(a) above, from the proceeds of any Financial Indebtedness incurred by it or any of its Affiliates unless it has entered into discussions in good faith with the Facility Agent to allow Credit Suisse the opportunity to offer to the Borrower a refinance of the Loan on terms competitive with the proposed provider of that Financial Indebtedness at such time.
7.6	Right of prepayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under 12.2(c); or

(ii)	any Lender claims indemnification under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Facility Agent notice of the cancellation of the Commitment of that Lender and its intention to prepay that Lender’s participation in the Loan.
(b)	On receipt of a notice referred to in clause 7.6(a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.6(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the Loan together with Break Costs (if any) relating to such prepayment.
7.7	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3(b) below, is two per cent higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods
(a)	Subject to this clause 9 (Interest periods), the duration of Interest Periods for all Loans shall be:
(i)	three Months; or

(ii)	any other period agreed between a Borrower and the Facility Agent (acting then on the instructions of all the Lenders), provided that the first Interest Period for the Loan relating to the Utilisation to be made on or about the date of the 2010 Amendment and Restatement Agreement shall be of such lesser duration to ensure that the last day of that Interest Period is the same day as that of each Loan made under the Facility.
(b)	Notwithstanding any other provision of this Agreement, an Interest Period for the Loan shall not extend beyond the Final Maturity Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	The Facility Agent shall promptly notify the Borrower of the occurrence, or if applicable the cessation, of a Market Disruption Event.

(c)	In this Agreement, “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available (or the Screen Rate is zero or negative) and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 10 per cent of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to clause 10.3(a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.4	Break Costs
(a)	The Borrower shall, within four Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES

11.1	Arrangement fee

The Borrower shall pay to the Agent (for the account of the Arranger) an arrangement fee in the amount and at the times agreed in the relevant Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in the relevant Fee Letter.

11.3	Commitment fee
(a)	Subject to clause 11.3(b) below, the Borrower shall pay to the Facility Agent (for the account of each Lender) a fee computed on a daily basis (based on a 360 day year) at the rate of 0.25 per cent per annum on that Lender’s Available Commitment during the period starting on and from date of this Agreement and ending on and including the last day of the Availability Period.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if any Commitment is cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective
12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions
(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

“Tax Payment” means an increase in a payment made by the Borrower to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 12 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.
12.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Borrower.

(c)	If a Tax Deduction is required by Law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Each Lender, including any person that becomes a Lender after the date hereof, shall deliver to Facility Agent and to Borrower, (i) two original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-9 (or any successor form), as applicable, properly completed and duly executed by such Lender, and such other documentation reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of U.S. federal income or backup withholding tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Finance Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 12.2(f) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a change in a Lender’s circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Facility Agent and to Borrower two new original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-9 (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender.

(g)	If a Lender fails to deliver the forms, certificates or other evidence referred to in clause 12.2(f) above, the Borrower shall withhold the taxes due on payments to such Lender and solely to the extent that such withholding was the result of the Lender’s non-compliance with the requirement that it deliver such forms, certificates or other evidence referred to in clause 12.2(f) above, the payments required pursuant to clauses 12.2(c) and 13.1(a) shall be reduced.
12.3	Tax indemnity
(a)	Without prejudice to clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any Finance Document (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any costs and expenses payable or incurred in connection therewith in each case, except to the extent that such costs and expenses contemplated by this clause arose solely as a result of any negligence or malfeasance of such Finance Party.

(b)	Clause 12.3(a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the Law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the Law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up) or

(iii)	to the extent that such Tax would not have been payable but for such Lender’s failure for any reason to deliver any of the forms referred to in clause 12.2(f).
(c)	A Finance Party making, or intending to make, a claim under clause 12.3(a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from the Borrower under this clause 12.3 (Tax indemnity), notify the Facility Agent.
12.4	Tax Credit
(a)	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower. The Borrower may, upon written request, require a Lender to produce reasonable evidence (without being obliged in any way to disclose to the Borrower any information of a confidential nature relating to its tax affairs) as to whether or not the criteria set out in clause 12.4(a)(i) and 12.4(a)(ii) above are satisfied. A Finance Party shall use reasonable endeavours to complete, as soon as reasonably practicable, any formalities to have the benefit of any available Tax Credits or relief which it is aware of at such time.
(b)	If any Finance Party makes any payment to the Borrower pursuant to this clause 12.4 (Tax Credit) and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or is required to be repaid by it or that it was not permitted to use such Tax Credit in full, the Borrower shall reimburse that Finance Party such amount (being an amount no greater than the amount paid by that Finance Party to the Borrower pursuant to this clause 12.4 (Tax Credit)) as that Finance Party reasonably determines is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by such Finance Party.
12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 12.6(c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply. So far as the Facility Agent is aware (without representing the Borrower) the Original Lenders are not as at the date of this Agreement required to charge VAT on any supply made or to be made under the Finance Documents.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
13.	INCREASED COSTS

13.1	Increased Costs
(a)	Subject to clause 13.3 (Exceptions) the Borrower shall, within four Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of or any change after the date of this Agreement in (or in the interpretation, administration or application of) any Law or regulation; or

(ii)	compliance with any Law or regulation made after the date of this Agreement.
The terms “Law” and “regulation” in this clause 13.1(a) shall include any law or regulation concerning capital adequacy, capital ratios, reserve requirements on contingent liabilities, prudential limits, liquidity, reserve assets or Tax.
(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and describing in reasonable detail the circumstances giving rise to the claim.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by Law to be made by the Borrower;

(ii)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any Law or regulation or a failure by the relevant Finance Party to make any relevant filings with any regulatory authority.
(b)	In this clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in clause 12.1 (Definitions).
14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First

Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Expenses; Indemnity
(a)	The Borrower agrees to indemnify the Administrative Parties, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Finance Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Substances on any property owned or operated by the Borrower or any Environmental Claim related to the operations of the Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction to have resulted from primarily the gross negligence or wilful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee);

(b)	To the extent permitted by applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

(c)	The provisions of this clause 14.2 (Expenses; Indemnity) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Administrative Parties or any Lender. All amounts due under this clause 14.2 (Expenses; Indemnity) shall be payable on written demand therefor.
14.3	Indemnity to the Security Agent

The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.3 (Indemnity to the Security Agent) and shall have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all moneys payable to it.

15.	MITIGATION

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES

16.1	Transaction expenses

Irrespective of whether or not any Commitment or Loan under this Agreement is implemented, cancelled, utilised or otherwise withdrawn, the Borrower shall, within four Business Days of demand, pay the Administrative Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	the Finance Documents and any associated or ancillary documents executed on or around the date of this Agreement; and

(b)	any other Finance Documents and any associated or ancillary documents executed after the date of this Agreement.
16.2	Amendment costs

If:
(a)	the Borrower requests an amendment, waiver or consent in relation to a Finance Document; or

(b)	an amendment is required pursuant to clause 30.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by that Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Borrower’s costs

The Borrower shall itself bear any costs and expenses incurred by itself which are similar to those costs and expenses contemplated in clauses 16.1 (Transaction expenses) to 16.3 (Enforcement costs).

17.	REPRESENTATIONS

17.1	General

The Borrower makes the representations and warranties set out in this clause 17 (Representations) to each Finance Party on the date of this Agreement and as set out in clause 17.36 (Repetition) (and “it”, when used herein, shall be deemed to refer to the Borrower.)

17.2	Organisation, Powers

The Borrower (a) is duly organised, validly existing and in good standing under the Laws of its jurisdiction of organisation, (b) has all requisite corporate power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted in respect of the Project, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Finance Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be party, including, to borrow hereunder.

17.3	Authorisation, No Conflicts

This Agreement, each Finance Document and the transactions contemplated thereunder: (a) have been duly authorised by all requisite corporate, and, if required, stockholder action on the part of the Borrower and (b) will not (i) violate (A) any provision of Law, statute, rule or regulation, or the organisational documents of the Borrower, (B) any order of any Governmental Authority or arbitrator applicable to the Borrower or (C) any provision of any Project Document, indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of the Borrower’s property is or may be bound, except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Project Document, indenture, agreement or other instrument except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than Permitted Liens).

17.4	Governing law and enforcement

Subject to the Legal Reservations:
(a)	the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
17.5	Enforceability

Subject to any Legal Reservations, this Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Finance Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law. None of the Finance Documents to which the Borrower is party has been amended or modified subsequent to having been delivered to the Facility Agent, except as permitted under this Agreement.

17.6	Governmental Approvals

No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the transactions contemplated by the Finance Documents, except for (a) the filing of Uniform Commercial Code financing statements, (b) recordation of the Deed of Trust, (c) such as have been made or obtained and are in full force and effect and (d) such minor approvals the absence of which would not be considered material by a prudent mining industry operator or owner (of a similar project, similarly situated) and which would not or would not be reasonably likely to have a Material Adverse Effect.

17.7	Title to Properties; Possessions Under Leases

Except in relation to any minor defects in title or standard exceptions or exclusions in each case set out in the Title Policy which the Facility Agent (acting reasonably) does not require to be cured, remedied or otherwise addressed by the Borrower:
(a)	the Borrower has good and, with respect to all Property Rights included in the Title Policy, insurable title to, or valid leasehold interests in, all its material properties and assets (including all Property Rights), except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. The Project is free from material structural defects and all systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used. No portion of the Property Rights has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition. Each parcel of Property Rights and the current use thereof complies with all applicable Laws (including building and zoning ordinances and codes) and with all insurance requirements except for such noncompliance which would not or would not be reasonably likely to have a Material Adverse Effect; the Borrower is not a non-conforming user of any Property Rights.

(b)	the Borrower, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. The Borrower enjoys peaceful and undisturbed possession under all such material leases. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any material lease. None of the Property Rights included in the Mortgage and Deed of Trust is subject to any lease, sublease, license or other agreement granting to any person (other than the Borrower) any right to the use, occupancy, possession or enjoyment of the Property Rights or any portion thereof, except for non-possessory rights to ingress or egress or other minor rights which do not materially interfere with the Borrower’s use occupancy, possession or enjoyment of the Property Rights and which would not or would not be reasonably likely to have a Material Adverse Effect.

(c)	the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Property Rights or any sale or disposition thereof in lieu of condemnation.

(d)	the Borrower is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Property Rights or any interest therein.

(e)	there are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Property Rights, nor are there any contemplated improvements to such owned Property Rights that may result in such special or other assessments. The Borrower has not suffered, permitted or initiated the joint assessment of any owned Property Rights with any other Property Rights constituting a separate tax lot. Each owned parcel of Property Rights is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(f)	the Borrower has obtained all permits, licenses, variances and certificates required by applicable Law to be obtained and necessary to the use and operation of each parcel of Property Rights, except where the failure to have such permit, license, certificate or variance would not prohibit the use of such parcel of Property Rights as it is currently being used. The use being made of each parcel of Property Rights conforms with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Property Rights and any other restrictions, covenants or conditions affecting such Property Rights, except for any such nonconformity that could not reasonably be expected to be enjoined or to result in material fines.
17.8	Title to Production

Except as may arise by virtue of any minor defects in title set out in the Mining Report which the Facility Agent does not require to be cured, remedied or otherwise addressed by the Borrower, the Borrower has the capacity and the right to assign to the Finance Parties legal and beneficial title to all Gold and other Production which it may contract to deliver to such parties under any Finance Document, free and clear of all Liens or claims except for Permitted Liens and the royalty and earn-in arrangements.

17.9	Permits
(a)	Having made due and careful enquiry, the Borrower has and is in possession of all Applicable Permits and is in compliance with all the material terms thereof.

(b)	The Borrower has and is in possession of all Permits under existing Laws required or necessary for the conduct of the business of the Borrower (other than Applicable Permits) which, if the same were not held, would or would be reasonably likely to have a Material Adverse Effect.

(c)	In relation to the Permits held by the Borrower as described in clauses 17.9(a) and 17.9(b) above, the same are in full force and effect and, except as disclosed therein, are not subject to any current legal proceeding to which the Borrower is a party or, to the Borrower’s knowledge, to any unsatisfied condition that would or would be reasonably likely to have a Material Adverse Effect, and, except as disclosed therein, all statutorily prescribed appeal periods with respect to the issuance of such Permits have expired. The Borrower is in compliance with all Permits except to the extent that such non-compliance would not or would not be reasonably likely to result in a Material Adverse Effect.
17.10	Hazardous Substances
(a)	To the knowledge of the Borrower: (A) it is not in violation of (or received any notice that it is in violation of) any Environmental Law which violation would reasonably be expected to subject the Finance Parties to liability or to result in an Environmental Claim against the Borrower or its properties and assets; (B) it has not Released any Hazardous Substances in, on, or under the Site in violation of Environmental Law that would reasonably be expected to subject the Finance Parties to liability or the Borrower to liability, under any Environmental Law; (C) there are no underground tanks, whether operative or temporarily or permanently closed, located on the Site; and (D) there are no Hazardous Substances used, generated, manufactured, produced, transported thereto or therefrom, stored or present at or on the Site, except as necessary in the ordinary course of business and in material compliance with Environmental Laws, in each case of (A) through (D) above that would or would be reasonably likely to have a Material Adverse Effect.

(b)	To the knowledge of the Borrower, there is no pending or threatened Environmental Claims by any Governmental Authority (including the U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on or from the Site or the Improvements, that would reasonably be expected to have a Material Adverse Effect.
17.11	Labour Disputes

Neither the business nor the properties of the Borrower are being affected by any strike, lockout or other labour dispute which would reasonably be expected to have a Material Adverse Effect.

17.12	Taxes

Each Obligor has filed all material federal, state and local tax returns that it is required to file, has paid all material taxes that it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by US GAAP.

17.13	Intellectual Property
(a)	The Borrower owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which are necessary for the operation of its business (the “IP Rights”) and which the failure of the Borrower to so own or have the right to use would reasonably be expected to result in a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by the Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person which would or would be reasonably likely to have a Material Adverse Effect.

(b)	The Borrower does not require any licence from, or the consent of the Guarantor or any third party to use, the IP Rights which relate to the Project.
17.14	Validity and admissibility in evidence

It maintains and is in compliance with all Authorisations required under any applicable Law or regulation:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document to which it is a party; and

(b)	to make each Finance Document to which it is a party admissible in evidence in its jurisdiction of incorporation.
17.15	Compliance with Laws

It is conducting its business and operations in compliance with all Laws and regulations to which it may be subject, and is otherwise in compliance with all Laws and regulations applicable to it, except to the extent that failure to so comply would not be considered material by a prudent mining industry operator or owner (of a similar project, similarly situated) and which would not or would not be reasonably likely to have a Material Adverse Effect.

17.16	Regulations T, U and X

It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this clause with such meanings.

17.17	Deduction of Tax

It is not required under the Law of its jurisdiction of incorporation to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

17.18	No filing or stamp taxes

As at the date of this Agreement, under the Law of its jurisdiction of incorporation it is not necessary:
(a)	that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction; or

(b)	that any stamp, registration or similar tax be paid on or in relation to any Finance Document or the transactions contemplated by any Finance Document, except for local costs for the recording of such documents as required by this Agreement
17.19	No default
(a)	No Default is continuing or would reasonably be expected to result from the making of the Utilisation.

(b)	(No other event or circumstance is continuing which constitutes a default or an event of default (howsoever described) under any other agreement or instrument which is binding on it or to which its assets are subject which might constitute or result in a Material Adverse Effect.
17.20	No misleading information
As of the Closing Date, there is no fact, which has had or would be reasonably likely to have a Material Adverse Effect which has not been set forth in this Agreement or which has not otherwise been disclosed to the Administrative Parties by the Borrower prior to the Closing Date in connection with the transactions contemplated hereby or thereby. As of the Closing Date, all factual statements made to the Administrative Parties and all documentation furnished to the Administrative Parties by the Obligors, taken as a whole, including written updated or supplemented information delivered on or prior to the Closing Date, are true and correct in all material respects.

17.21	No changes
(a)	Since the date of its Original Financial Statements, the Borrower has not:
(i)	entered into any amalgamation, demerger, merger or corporate reconstruction (or any analogous procedure or step in any jurisdiction) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(ii)	made any substantial change to the general nature of its business.
(b)	Since the date of the Original Financial Statements, the Borrower represents that there has been no change in the financial condition of the Guarantor which could reasonably be expected to have a Material Adverse Effect.
17.22	Financial statements
(a)	Any Original Financial Statements were prepared in accordance with US GAAP consistently applied.

(b)	Any Original Financial Statements fairly represent the Guarantors consolidated financial condition and operations (consolidated in the case of the Guarantor) during the relevant period.

(c)	There has been no Material Adverse Effect since the last date of the period for which the Original Financial Statements were prepared or since the last date of the period for which the most recent set of financial statements were prepared and which are required to be delivered by the Borrower to the Facility Agent pursuant to clause 18.1 (Financial statements and Project reports).
17.23	No undisclosed liabilities

As at the date as of which its most recent audited financial statements were prepared (which, at the date of this Agreement, are the Original Financial Statements), it did not have any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

17.24	No winding-up

It has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment by it (or on its behalf) of a receiver, administrator, administrative receiver, trustee or similar officer in relation to itself or all or any of its assets or revenues.

17.25	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any relating to Environmental Law) which, if adversely determined, might reasonably be expected to constitute or result in a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it.

17.26	No Security

There is no Security affecting any property or assets of the Borrower other than the Permitted Liens.

17.27	No immunity

Subject to the Legal Reservations, in any proceedings taken in any jurisdiction in relation to any Finance Document, it is not entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.28	Insurance

The Borrower maintains Insurance in full force and effect at all times which satisfies clause 19 (Insurance) herein.

17.29	Financial Indebtedness

The Borrower has no Financial Indebtedness save for Permitted Financial Indebtedness.

17.30	Ranking

Subject to the Legal Reservations, the Liens granted to the Security Agent pursuant to the Security Documents (a) constitute first priority valid and subsisting liens of record on such rights, title or interest as the Borrower shall from time to time have in all Property Rights covered by the Mortgage, (b) constitute first priority perfected security interests in such rights, title or interest as the Borrower shall from time to time have in all personal property included in the Collateral, (c) constitute first priority perfected security interests in the Guarantor’s right, title, and interest to the 100 per cent of the shares of the Borrower and (d) in each case with respect to (a)-(c) above are subject to no Liens except Permitted Liens. Except (i) to the extent possession of portions of the Collateral is required for perfection, (ii) in relation to any IP Rights (as such term is defined in clause 17.13(a)) or motor vehicles which are part of the Collateral or (iii) as otherwise agreed by the Borrower and the Facility Agent, all such action as is necessary has been taken to establish and perfect the Security Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). Except as otherwise agreed by the Borrower and the Facility Agent, the Borrower and Guarantor have properly delivered or caused to be delivered to the Security Agent all Collateral that requires perfection of the Liens and security interests described above by possession.

17.31	Certified Copies

Any copy of a document (the “original document”) provided to any Finance Party by or on behalf of it which purports to be certified by one of its duly authorised officers or directors as a true, complete and up-to-date copy of the original document is a true, complete and accurate copy of the original document and is up to date as at the date on which it was provided.

17.32	Transaction Documents
(a)	It has not breached any of the terms of any Transaction Document to which it is a party, other than any minor breach that would not or would not be reasonably likely to have a Material Adverse Effect.

(b)	It is not aware of any dispute or potential dispute with any counterparty to a Transaction Document to which it is a party.
17.33	Investment Company Act

The Borrower is not required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

17.34	Employee Benefit Plans

The Borrower does not sponsor a Benefit Plan.

17.35	Project Construction

The Project has been designed and constructed in a good and workmanlike manner.

17.36	Repetition
(a)	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on submission of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period thereafter.

(b)	Each representation and warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
18.	INFORMATION UNDERTAKINGS

The undertakings in this clause 18 (Information undertakings) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements and Project reports

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:
(a)	In respect of the Guarantor:
(i)	as soon as the same become available, but in any event within 10 days after the date of filing with the SEC, a copy of the SEC Form 10-k filed by the Guarantor with the SEC for such Fiscal Year, or if no such Form 10-k was filed by the Guarantor for such Fiscal Year, the audited consolidated financial statements of the Guarantor and its subsidiaries for that Fiscal Year;

(ii)	as soon as the same become available, but in any event within 10 days after the date of filing with the SEC, a copy of the SEC Form 10-Q filed by the Guarantor with the SEC for each such Fiscal Quarter, or if no such Form 10-Q is available, the unaudited consolidated financial statements of the Guarantor for that quarter; and

(iii)	promptly, but not later than 10 days after the date of filing with the SEC, copies of all financial statements and reports that Guarantor sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 8-K, 10-K and 10-Q) that Guarantor or any of its Subsidiaries may make to, or file with, the SEC or any securities exchange;
(such requirement in respect of the Guarantor shall be satisfied by way of subscription by the Facility Agent, which the Guarantor shall facilitate, to receive all publically available financial information circulated by the Guarantor by email from time to time, unless such information is not for any reason available or is not duly delivered pursuant to such subscription within the timescales set out above).

(b)	in respect of the Borrower:
(i)	as soon as the same become available, but in any event not later than the time specified for the Guarantor under clause 18.1(a)(i), the unaudited financial statements of the Borrower for that Fiscal Year;

(ii)	as soon as the same become available, but in any event not later than the time specified for the Guarantor under clause 18.1(a)(ii), the Quarterly Management Accounts of the Borrower for that Fiscal Quarter;

(iii)	as soon as it becomes available, but in any event with 30 days of the end of each calendar month, the Production Report of the Borrower for that month;

(iv)	a certified board-approved revised Life of Mine Plan within 30 days of such board approval and not more than 365 days after the provision of the previous Life of Mine Plan and in respect of which revised Life of Mine Plan all revisions will be subject to review and approval in accordance with clause 21.6 (Amendment of and exercise of rights under the Transaction Documents and Amendment of Life of Mine Plan).
(c)	If at any time the Guarantor ceases to be subject to the requirement to file accounts with the SEC, the Borrower shall procure the delivery of the information specified in clause 18.1(a) and 18.1(b) within the period or periods specified by the Facility Agent, acting reasonably (but in any event, no earlier than the date on which such information should have been provided if the Guarantor had remained subject to the requirements of the SEC).
18.2	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to clause 18.1 (Financial statements and Project reports) and 18.1(b)(i) and 18.1(b)(ii) shall be certified by an officer of the relevant Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall ensure that each set of financial statements of the Guarantor delivered pursuant to clause 18.1 (Financial statements and Project reports) is prepared using US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Guarantor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in US GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Guarantor) deliver to the Facility Agent, a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which the Guarantor’s Original Financial Statements were prepared.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.3	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)	all documents dispatched by each Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched (such requirement in respect of the Guarantor to be satisfied by way of subscription by the Facility Agent, which the Guarantor shall facilitate, to receive all publically available information circulated by the Guarantor by email from time to time);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, constitute a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Facility Agent) may reasonably request, in each case, only where such disclosure or provision of information or documents would not be in breach of any Law.

18.4	Access to Collateral

If an Event of Default has occurred and is continuing, upon the request of the Facility Agent (on the instruction of any Lender) the Borrower shall provide the Facility Agent and any of its representatives, professional advisers and contractors with access to inspect the Collateral of the Borrower, in each case at reasonable times and upon reasonable notice, subject to any reasonable confidentiality requirements of the Borrower.

18.5	Notification of Default
(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.6	Notification of noncompliance

The Borrower shall notify the Facility Agent of any: (A) fact, circumstance, condition or occurrence at, on or arising from, the Site or the Project that results in noncompliance with any Environmental Law having, individually or in the aggregate, a Material Adverse Effect or any Release of Hazardous Substances on or from the Project or any other part of the Property Rights that has resulted in a Material Adverse Effect, and (B) pending Environmental Claim having, individually or in the aggregate, a Material Adverse Effect against the Borrower or, to the Borrower’s knowledge, any of its Affiliates, contractors or lessees arising in connection with its or their occupying or conducting operations on or at the Project.

18.7	Notification of misrepresentation

The Borrower shall notify the Facility Agent promptly upon becoming aware that any representation made or deemed to be made by an Obligor under any Finance Document has become untrue or misleading in any material respect.

18.8	Disputes

The Borrower shall inform the Facility Agent promptly (and with reasonable detail) upon becoming aware of any dispute or potential dispute with any counterparty to a Transaction Document, save where such dispute is minor or frivolous and is resolved amicably within 10 Business Days of such dispute arising.

18.9	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any Law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of clause 18.9(a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures, in circumstances where the necessary information is not already available to it, the Borrower shall (and shall procure that the Guarantor shall) promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 18.9(a)(iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in clause 18.9(a)(iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.
19.	INSURANCE

19.1	Insurance

So long as any Secured Liabilities remain outstanding, the Borrower, to the satisfaction of the Facility Agent, shall:
(a)	Insure or cause to be insured all Insurable Property then owned by it against:
(i)	loss, theft, damage, destruction and the usual risks against which a prudent owner of property of a similar type to that property and in a similar business and location would insure and any other risks specified by the Facility Agent and as is necessary in order to comply with any applicable Law; and

(ii)	any liability from time to time of each Finance Party and the Loan Party arising from its ownership, use or occupation of Property Rights,

and for greater certainty, such insurance will include (but not be limited to) coverage of the following:
(iii)	public liability;

(iv)	marine cargo, loss of shipment (if applicable);

(v)	workers’ compensation;

(vi)	motor vehicle;

(vii)	any other insurance required by applicable Law; and

(viii)	business interruption.
(b)	Ensure that all Insurance will:
(i)	be placed with an Approved Insurer and fully underwritten;

(ii)	have each Finance Party named as an additional insured (if permitted by the insurer under the applicable policy) and loss payee;
(c)	Supply to the Facility Agent, prior to the renewal of or anniversary of any Insurance, a list of insurers to be approved by the Facility Agent (acting reasonably). If the Facility Agent does not approve any such insurers they shall not be or shall cease to be (as applicable) Approved Insurers for the purpose of clause 19.1(b) above.

(d)	Ensure that all Insurance against loss, theft, damage or destruction of the Insurable Property will be for the full reinstatement value thereof from time to time, unless the Facility Agent otherwise agrees in writing.

(e)	Ensure that copies of all documents relating to the Insurance effected by it, including the certificate of Insurance, the relevant policies, all renewal certificates, certificates of currency and endorsement slips, are to be delivered by it to the Facility Agent promptly on request.

(f)	Maintenance of Insurance.
(i)	Duly and punctually pay or cause to be paid all premiums and other money payable under, and perform, observe and fulfil the terms of, all Insurance;

(ii)	promptly upon request, forward a copy of the current policies to the Facility Agent;

(iii)	provide to the Facility Agent, annually no later than 30 days prior to the end of each calendar year, an insurance certificate in form and substance reasonably satisfactory to the Facility Agent from its insurers and brokers confirming the Insurance herein contemplated;

(iv)	ensure that every policy of Insurance:
(A)	contains an agreement by the insurer that, notwithstanding the lapse of any policy (except by reason of expiration in accordance with its terms) or any right of cancellation of the insurer or any cancellation by the Borrower (whether voluntary or involuntary), such policy will continue in force for the benefit of each Finance Party in accordance with good industry practice until written notice of cancellation has been sent by certified mail to the Facility Agent and that no reduction in limits or coverage in that policy in whole or part will be effected except with the prior consent of the Facility Agent; and

(B)	insures each Finance Party’s interest up to the limits of the policy regardless of any breach or violation by the Borrower of any warranties, declarations or conditions contained in that policy.
(g)	Not cause and will not permit anything to be done which may:
(i)	render any part of the Insurance void, voidable or otherwise unenforceable;

(ii)	hinder or prevent in any material respect the recovery of any money in respect of the Insurance; or

(iii)	in any respect cause the premiums and other money payable to any insurer to be increased.
19.2	No Liability

No Finance Party will incur any liability to the Borrower or any other person arising out of any failure by any Finance Party to effect or renew any Insurance, nor will any Finance Party incur any liability arising out of any failure by the insurer for any reason to meet any claim under any Insurance.

19.3	Options as to Payments
(a)	If any part of the property, assets or undertaking of the Borrower that is the subject of the Insurance is lost, stolen, damaged or destroyed and any sum becomes payable under any Insurance, then the sum received under any Insurance will be credited to the Proceeds Account and will thereafter be applied as follows:
(i)	if the sum is below US$500,000, towards the replacement or repair of such property ; or

(ii)	if the sum is equal to or above US$500,000, then at the option of the Security Agent, acting reasonably:
(A)	as contemplated by section 19.3(a)(i);

(B)	in prepayment of the Loan in accordance with this Agreement; or

(C)	towards any purpose otherwise approved by the Facility Agent.
(b)	Any sum received by the Facility Agent under any Insurance (other than a sum which is payable to a third party that is not an Obligor) will be held by the Facility Agent in an interest bearing account pending application in accordance with this clause 19.3 (Options as to Payments).

20.	FINANCIAL COVENANTS

In this Agreement:

“Cash Operating Costs” means with respect to the Borrower for any period, the sum (without duplication) of the following amounts, in each case to the extent paid by or on behalf of the Borrower in relation to the Project during such period: (a) all mining costs, (b) processing costs and (c) general and administrative costs, as each such category of costs are set out in the Life of Mine Plan and as such costs are reflected in the financial statements of the Borrower from time to time;

“Capital Expenditures” means with respect to the Borrower for any period, expenditures or costs for fixed or capital assets made during such period which in accordance with US GAAP are characterised as capital expenditures;

“Debt to Equity Ratio” means the ratio, expressed as a percentage of Total Financial Indebtedness to Equity.

“Debt Service Cover” means for any Fiscal Quarter or other period of determination, means the ratio of Project Cash Flow for such period to Debt Service for such period. For the purposes of this definition, if the interest payable on the Loan for any future period in question is not determinable in advance because the interest rate is not a fixed rate, it shall be assumed that the Loan will bear interest during such future period at the average interest rate in effect with respect thereto during the three months immediately preceding such period;

“Debt Service” means for any period of determination, the sum, without duplication, of (a) all amounts payable by the Borrower during such period in respect of the principal of, and interest on, the Loan, plus (b) fees payable hereunder or otherwise in respect of the Commitment, plus (d) all other amounts in respect of principal, interest and fees payable by the Borrower during such period to the Finance Parties pursuant to the Finance Documents (upon the payment date thereof, by acceleration or otherwise);

“Equity” means the amount of the paid up share capital of the Borrower less the aggregate nominal value of the shares in the capital of the Borrower held by the Guarantor (if any) plus the aggregate amount of any subordinated loans or other contributions to the Borrower which are treated as equity of the Borrower in accordance with US GAAP, as applicable, and plus without limitation the amount of any reserves, but excluding any interest paid or payable in respect of such amount including deferred, capitalised and default interest;

“Maximum Production Cost” means the actual cost expressed in US Dollars per Ounce for production of Gold by the Borrower during the relevant period as set out in the relevant Production Report (inclusive of smelting and refining costs of Product), but excluding non-recurring costs as set out in the Production Report;

“Project Cash Flow” means for any period of determination, the amount, if any, by which Project Revenues of the Borrower for such period exceed the Cash Operating Costs of the Borrower for such period;

“Project Revenues” means for any period of determination, the sum (without duplication) of (a) all revenues received by the Borrower under the Offtake Agreements and from sales of Gold during such period, plus (b) all other revenues received by the Borrower during such period from the sale of Products generated by the Project plus (c) all earnings during such period on Investments, cash, cash equivalents, securities and other amounts deposited in the

Accounts, plus (d) all proceeds of business interruption and delayed opening insurance received by the Borrower during such period;

“Tangible Net Worth” means at any time the aggregate at such time of:
(a)	the amounts paid up, or credited as paid up, on the issued share capital of the Guarantor and/or (as the case may be) the Borrower, as determined under US GAAP;

(b)	any balance on the profit and loss account of the Guarantor and/or (as the case may be) the Borrower under US GAAP including retained earnings);

(c)	any amount standing to the credit of any other capital and revenue reserves of the Guarantor and/or (as the case may be) the Borrower under US GAAP including any contributed surplus and capital redemption reserve; and

(d)	the amount of any fully subordinated loans made by the Guarantor to the Borrower, less the aggregate at such time of:
(a)	all amounts attributable to goodwill and other intangible assets; and

(b)	any reserves attributable to interests of minority shareholders in the Guarantor and/or (as the case may be) the Borrower;
“Testing Date” means:
(a)	for the Fiscal Quarter of the Guarantor and/or (as the case may be) the Borrower ending 31 December in any Fiscal Year, the date of receipt by the Facility Agent of the audited annual consolidated financial statements for such Fiscal Year of the Guarantor and/or (as the case may be) the Borrower as delivered by the Borrower to the Facility Agent in accordance with clause 18.1 (Financial statements and Project reports); and

(b)	for each Fiscal Quarter of the Guarantor ending 31 March, 30 June and 30 September in any Fiscal Year, the date of receipt by the Facility Agent of the quarterly of the unaudited consolidated financial statements of the Guarantor or (as the case may be) the Borrower for that Fiscal Quarter, as delivered by the Borrower to the Facility Agent in accordance with clause 18.1(a)(ii) (Financial statements and Project reports);
“Total Financial Indebtedness” means the aggregate of:
(a)	all amounts outstanding as Loans pursuant to this Facility; and

(b)	all other amounts outstanding under any other Financial Indebtedness of the Borrower.
20.1	Financial covenants
(a)	Guarantor Tangible Net Worth:

The Borrower shall ensure that at all times the Tangible Net Worth of the Guarantor is no less than US$1,000,000,000.

(b)	Borrower Tangible Net Worth:

The Borrower shall ensure that at all times the Tangible Net Worth of the Borrower is not less than US$325,000,000.

(c)	The Borrower shall ensure that at all times the Debt to Equity Ratio of the Borrower is not higher than 40 per cent.

(d)	Debt Service Cover Ratio:

The Borrower shall ensure that at all times the Debt Service Cover of the Borrower is not less than 125 per cent.
20.2	Testing of Financial Covenants

Each of the financial covenants in respect of the Guarantor as set out clauses 20.1(a) to 20.1(d) shall be tested by calculation of the Facility Agent as at each Testing Date by reference to the figures set out:
(a)	in respect of the Fiscal Quarter in each Fiscal Year ending 31 December, in the audited annual consolidated financial statements of the Guarantor and/or the Borrower (as the case may be) as delivered by the Borrower to the Facility Agent in accordance with clause 18.1 (Financial statements and Project reports); and

(b)	in respect of each other Fiscal Quarter in each Fiscal Year, in the unaudited consolidated financial statements of the Guarantor and/or the Borrower (as the case may be) for that Fiscal Quarter, as delivered by the Borrower to the Facility Agent in accordance with clause 18.1 (Financial statements and Project reports).
21.	PROJECT UNDERTAKINGS

The undertakings in this clause 21 (Project undertakings) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Life of Mine Plan

The Borrower shall conduct its business operations at all times substantially in accordance with the Life of Mine Plan in effect at such time.

21.2	Project Maintenance and Management

The Borrower shall ensure that:
(a)	the Project is managed, developed and operated and Production is maintained materially in accordance with the Life of Mine Plan;

(b)	the Project is managed, developed and operated as would a prudent mining industry operator or owner (of a similar project, similarly situated) and in accordance with generally accepted mining industry practices and all applicable Laws;

(c)	the Site and the Collateral is maintained, protected and kept in a good state of repair and in good working order and condition, and that it makes all necessary repairs,

renewals, replacements, additions and improvements thereto (except where the same is obsolete or redundant); and

(d)	all necessary geotechnical work is carried out on the Site prior to commencement of the Project.
21.3	Production

The Borrower will ensure that all Product is promptly delivered to each Offtaker in compliance with the relevant Offtake Contract.

21.4	Bank inspection
(a)	The Borrower shall:
(i)	permit the engineering representatives of the Facility Agent, upon giving reasonable notice to the Borrower, to make an inspection of the Project at least once annually and shall facilitate the ability of such representatives to assess comprehensively the operation of the Project; and

(ii)	comply with all due expedition with any recommendations made by such representatives, acting reasonably, as to the conduct of the Project.
21.5	Performance of Offtake Contracts and other Transaction Documents
(a)	The Borrower shall:
(i)	duly perform and observe in all material respects, all its obligations under any Transaction Document to which it is a party;

(ii)	not novate, assign or transfer any of its rights or obligations under or in connection with any Transaction Document to which it is a party, other than to the Security Agent under the relevant Security Document;

(iii)	not do (or omit to do) anything which could reasonably be expected to have a Material Adverse Effect on the performance by any counterparty of any of its obligations under each Transaction Document to which it is a party;

(iv)	not exercise or rely upon any right of set-off, counterclaim or analogous right so as to reduce any amount payable to it under any Transaction Document to which it is a party;

(v)	as long as the Aurubis / Auramet Offtake Arrangement is in force, comply fully with the terms and conditions of the Conditional Waiver Letter;

(vi)	notify the Facility Agent no later than five Business Day prior to any termination of the Aurubis / Auramet Offtake Arrangement and forward a copy of a termination notice received by it in relation to the Aurubis / Auramet Offtake Arrangement to the Facility Agent;

(vii)	not to terminate or amend the Aurubis / Auramet Offtake Arrangement without the prior written consent of the Facility Agent (acting reasonably).

(b)	The Borrower shall exercise all its rights, powers and discretions under each Transaction Document to which it is a party, except as to matters which do not materially affect the interests of the Finance Parties, in accordance with the instructions of the Facility Agent.

(c)	The Borrower shall ensure (to the best of its ability and control) that it pursues all claims which may arise under any Transaction Document appropriately.

(d)	Notwithstanding any term of any Offtake Contract to the contrary, the Borrower shall not suspend production of Products at any time, except on a short term temporary basis in the ordinary course of trading where such temporary suspension of production would not in any way whatsoever result in the Borrower being unable fully and punctually to perform its obligations under any Finance Document or Transaction Document to which it is a party.

(e)	The Borrower shall not accept payment under any Offtake Contract in Gold or otherwise than in cash without the prior written consent of the Facility Agent.

(f)	The Borrower shall not enter into any Offtake Contracts with credit terms of more than 120 days.

(g)	The Borrower shall not enter into any Offtake Contract without prior approval of the Facility Agent as to the terms thereof, provided that the Facility Agent’s approval shall be limited to matters affecting the rights (including security rights) of the Finance Parties under the Finance Documents or otherwise as might have a Material Adverse Effect, such consent not to be unreasonably withheld or delayed.
21.6	Amendment of and exercise of rights under the Transaction Documents and Amendment of Life of Mine Plan

The Borrower shall not:
(a)	amend, supplement, vary, waive, modify or concur in the amendment, supplement, variation, waiver or modification of any material provision of any Transaction Document to which it is a party;

(b)	cancel, terminate, rescind, suspend, surrender or exercise any right to cancel, terminate, rescind, suspend or surrender any Transaction Document to which it is a party or any provision of any Transaction Document to which it is a party;

(c)	release any counterparty from any material obligation under any Transaction Document to which it is a party;

(d)	waive any breach by any counterparty to a material provision of any Transaction Document to which it is a party or consent to any act or omission which would otherwise constitute such a breach; or

(e)	amend the Life of Mine Plan then in effect,
except with the prior consent of the Facility Agent (such consent not to be unreasonably withheld or delayed).

21.7	Protection of Mineral Rights

The Borrower will:
(a)	duly and punctually observe and comply with all work, expenditure and other obligations (or obtain exemptions therefrom) required under or otherwise applicable to the Mineral Rights;

(b)	duly and punctually observe and comply with all conditions of the Mineral Rights and all provisions of the Mining Laws required to prevent the Mineral Rights being liable to forfeiture;

(c)	save as otherwise permitted in this Agreement from time to time, do whatever may be necessary for procuring the renewal or extension of the Mineral Rights according to applicable Laws prior to the date on which the Mineral Rights lapse or expire; and

(d)	not surrender or make any application for the surrender of any Mineral Right.
21.8	All Plans and reports

All plans and reports which constitute any part of the Information Package shall be produced and delivered to the Facility Agent in the form and with the level of content which has been agreed between the Borrower and the Facility Agent prior to the Conditions Precedent Satisfaction Date.

22.	GENERAL UNDERTAKING

The undertakings in this clause 22 (General undertaking) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if so requested from time to time, supply certified copies to the Facility Agent of, any Authorisation required under any applicable Law or regulation to enable it to perform its obligations under any Finance Document and to ensure (subject to the Legal Reservations) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with Laws

The Borrower shall comply in all respects with all Laws and regulations to which it may be subject, except to the extent that failure to so comply would not or would not be reasonably likely to have a Material Adverse Effect.

22.3	No Liens
(a)	The Borrower shall not create or permit to subsist any Security over any of its property or assets.

(b)	The Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its property or assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of any of its property or assets on recourse terms;

(iii)	enter into any arrangement under which any of its property or assets may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect in respect of any of its property or assets, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clauses 22.3(a) and 22.3(b) above do not apply to Permitted Liens.
22.4	No disposals
(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of the Collateral.

(b)	Clause 22.4(a) above does not apply to Permitted Disposals.
22.5	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

22.6	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

22.7	Prompt payment of Taxes

The Borrower shall promptly pay all Taxes payable by it other than:
(a)	any deferred Taxes as expressly disclosed in writing to the Facility Agent prior to the date of this Agreement; and

(b)	those taxes which are being contested in good faith and in respect of which adequate reserves have been established and other than in respect of an aggregate amount of unpaid Taxes due and payable by the Borrower at any time of no more than US$100,000.

22.8	Corporate Existence

The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, right and franchises.

22.9	Corporate matters
(a)	The Borrower shall keep proper books of record and account and maintain proper accounting, management information and control systems in accordance with US GAAP for the time being in force in the relevant jurisdiction applicable to it from time to time.

(b)	The Borrower shall not change its Fiscal Year end from 31 December or its auditors (other than as required by applicable Law) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	The Borrower shall not change the structure or nature of its share capital, save for an increased authorised share capital, where to do so would result in, or could be reasonably be expected to result in, a breach of any provision of clause 20.1 (Financial covenants), other than with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(d)	The Borrower shall not make any material changes to its constitutional documents without the prior written consent of the Facility Agent.
22.10	Use of proceeds

The Borrower shall ensure and the Borrower shall procure that the Guarantor shall ensure that:
(a)	all the proceeds of the Loan advanced under this Agreement are used strictly in accordance with the purpose set out in clause 3.1 (Purpose and Use of Proceeds);

(b)	no proceeds of the Loan will be used for, or could be construed as being used for, the financing of trade in military equipment or weapons or in the illegal traffic of drugs or other prohibited substances; and

(c)	no proceed of the Loan will be used to fund the business activities relating to Iran, Myanmar (Burma), North Korea, Sudan, Cuba, and Syria or for business activities relating to other countries that are subject to economic and trade sanctions as communicated by the Facility Agent and/or any other Original Lender (directly or through the Facility Agent) to the Borrower. Furthermore, the Borrower undertakes not to use the funds under this framework agreement for business activities that are subject to sanctions/embargos imposed by the Swiss State Secretariat for Economic Affairs (SECO), the United Nations (UN), the European Union (EU) and/or the US Office of Foreign Assets Control (OFAC). This includes in particular business activities involving persons named on any sanctions lists issued by one of the above-mentioned bodies.

22.11	Restricted payments
(a)	Subject to clause 22.11(b) below, The Borrower shall not:
(i)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or cancel any Financial Indebtedness owed actually or contingently, to any if its shareholder or to any Affiliate of any of its shareholders;

(ii)	accept payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or allow the redemption, purchase or cancellation of any Financial Indebtedness owed actually or contingently, to it;

(iii)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any class of its shares without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(iv)	reduce, return, purchase, repay, cancel or redeem any of its share capital; or

(v)	pay for any expenditures or other costs not contemplated in the Life of Mine Plan.
(b)	Clause 22.11(a) shall not apply (and accordingly any such payments will constitute a Permitted Disposal) provided that in the opinion of the Facility Agent (in its discretion, but acting reasonably) no Default has occurred and is continuing or would occur as a result of such declaration or payment, if such Default would or would be reasonably likely to have a Material Adverse Effect.
22.12	No borrowings

The Borrower shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Financial Indebtedness except Permitted Financial Indebtedness.

22.13	Subsidiaries

The Borrower shall not create or hold any new Subsidiaries, without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

22.14	Arm’s length transactions
(a)	The Borrower shall not enter into any agreement or arrangement with any person other than on terms that are no less favourable to it than a transaction entered into on an arm’s length basis.

(b)	Clause 22.14(a) above shall not apply to any Financial Indebtedness to the extent that the same:
(i)	constitutes Permitted Financial Indebtedness; and

(ii)	is on terms which are equal to or more favourable to it than a transaction entered into on an arm’s length basis.

22.15	Environmental undertakings

The Borrower shall:
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Applicable Permits required in connection with its business; and

(c)	comply with the terms of all those Applicable Permits,
in each case where failure to do so would result in a Material Adverse Effect.

22.16	Environmental claims

The Borrower shall promptly notify the Facility Agent of any Environmental Claim, which could result in a Material Adverse Effect. In such case, the Borrower shall submit to the Facility Agent in writing a plan to respond to and address such Environmental Claim as soon as practicable. The Facility Agent may consult with the Independent Engineer in its review of such plan.

22.17	ERISA

The Borrower shall not establish, maintain, contribute to or become obligated to contribute to any Benefit Plan.

23.	ACCOUNTS AND PAYMENT WATERFALL

23.1	Debt Service Reserve Account
(a)	The Borrower shall open and maintain the Debt Service Reserve Account with the Facility Agent.

(b)	Cash balances in the Debt Service Reserve Account shall bear interest at the rate and in the manner agreed between the Facility Agent and the Borrower.

(c)	The credit balance of the Debt Service Reserve Account must at all times be at least equal to the aggregate of the applicable Minimum Balance.

(d)	An amount equal to the Minimum Balance will not be disbursed to the Borrower and will instead be withheld by the Facility Agent from the Utilisation of the Facility and credited by the Facility Agent to the Debt Service Reserve Account.

(e)	The Borrower must ensure that sufficient funds are provided to the Facility Agent for onward credit to the Debt Service Reserve Account such that as of any determination date, the credit balance of the Debt Service Reserve Account is equal to the aggregate of the Minimum Balance that shall be applicable as at such date.

(f)	The Borrower hereby authorises the Facility Agent (if there is any default in payment by the Borrower under this Agreement) to debit amounts standing to the credit of the Debt Service Reserve Account, interest accrued and outstanding and all other amounts owed by the Borrower to the Finance Parties under this Agreement.

(g)	If at any time pursuant to a debit of the Debt Service Reserve Account in accordance with clause 23.1(f) above the credit balance of the Debt Service Reserve Account is less than the applicable Minimum Balance, the Borrower shall ensure that no later than the date falling five calendar days after any such debit of the Debt Service Reserve Account, sufficient funds are provided by the Borrower to the Facility Agent for deposit to the Debt Service Reserve Account so as to ensure that the credit balance of the Debt Service Reserve Account is equal to or greater than the applicable Minimum Balance. If as at the date falling five calendar days after any debit of the Debt Service Reserve Account pursuant to clause 23.1(b) above, the credit balance of the Debt Service Reserve Account is less than the applicable Minimum Balance, this shall constitute an immediate Event of Default pursuant to clause 23.2(d).

(h)	Subject to no Event of Default having occurred and being continuing, at such time, any amount standing to the credit of the Debt Service Reserve Account which is in excess of the Minimum Balance shall be paid by the Facility Agent to such account as the Borrower may direct for application as the Borrower sees fit.
23.2	Proceeds Account — Collections and Payment Waterfall
(a)	The Borrower shall open and maintain the Proceeds Account with the Facility Agent. Cash balances in the Proceeds Account shall bear interest at the rate and in the manner agreed between the Facility Agent and the Borrower.

(b)	Unless otherwise directed by the Facility Agent, all payments for Product delivered under each Offtake Contract shall be made by the relevant Offtakers in each case making payment in US Dollars directly to the Proceeds Account (or such other account as the Facility Agent may direct).

(c)	With the consent of the Facility Agent (on behalf of the Majority Lenders) the Borrower may establish US-domiciled bank accounts for the collection of Product Proceeds, but only on the basis that the Security Agent is granted full security rights over, and the right to control withdrawals from, any such account(s) for the purpose of remitting Product Proceeds to the Proceeds Account.

(d)	Subject to the rights, powers and remedies of the Finance Parties under the Finance Documents and so long as no Event of Default or Default has occurred and is continuing, the Borrower may make withdrawals or transfers from the Proceeds Account for the following purposes only and in the following order of priority:
(i)	first, in payment of operating costs of the Project consistent with the Life of Mine Plan;

(ii)	secondly, in payment of:
(A)	government royalties; and

(B)	Taxes in relation to the Project;
(iii)	thirdly, in payment of:
(A)	any payments required to be made to the Hedge Provider under the Hedging Arrangements; and

(B)	any payments of any interest and fees then due and payable to the Finance Parties under or pursuant to the Facility,

and any such payments in this clause 23.2(d)(iii) shall be ranked pari passu between the Hedge Provider and any Finance Party;

(iv)	fifthly, in or towards payment of any principal then due and payable to the Finance Parties under or pursuant to the Facility;

(v)	sixthly, for transfer to the Debt Service Reserve Account in such amount as may be required to maintain the balance in the Debt Service Reserve Account at the Minimum Balance;

(vi)	seventhly, at the request of the Borrower in voluntary prepayment of the Secured Liabilities; and

(vii)	eighthly, any balance may be used by the Borrower for any lawful purpose in its discretion.
23.3	Proceeds of Enforcement — Payment Waterfall

Following the occurrence of an Event of Default which is continuing, all amounts standing to the credit of any Account together with any proceeds of enforcement of the Security Documents and any other amounts paid to the Security Agent or the Facility Agent shall be applied in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(b)	secondly, in or towards payment of any outstanding amounts due to each Lender and the Hedge Provider (on a pari passu basis);

(c)	thirdly, in or towards payment pro rata of any other amounts due to any other Finance Party; and

(d)	fourthly, any surplus (if any) to the Borrower or any other party thereto.
23.4	Accounts — General
(a)	Without prejudice to the Facility Agent’s general rights of set-off over any credit balance which may be held in the Debt Service Reserve Account from time to time, the Facility Agent may at any time and from time to time withdraw any amount standing to the credit of the Debt Service Reserve Account or Proceeds Account in settlement of any of the Secured Liabilities then due and payable or to apply it in any manner provided by the Finance Documents.

(b)	If any account terms and conditions applying to the Debt Service Reserve Account and the Proceeds Account are inconsistent with the terms of any Finance Document, the terms of the relevant Finance Document shall prevail to the extent of the inconsistency.

(c)	Nothing contained in any Finance Document shall oblige any withdrawal to be made from the Debt Service Reserve Account or the Proceeds Account which would result in it going into overdraft.

(d)	In relation to all aspects of the Debt Service Reserve Account and the Proceeds Account, the Facility Agent shall act in accordance with the terms of the Finance

Documents. The Borrower shall not be entitled to give any instructions to the Facility Agent in relation to any aspect of the Debt Service Reserve Account or make any withdrawals or transfers, save as contemplated in clause 23.1(h) above.

(e)	To the extent that there is any inconsistency between the terms of this Agreement and those of the Debt Service Reserve Account Charge or any Proceeds Account Charge, the terms of the Debt Service Reserve Account Charge or any Proceeds Account Charge shall take precedence to the extent of the inconsistency.
23.5	Separateness

The Borrower will (in each case, to the extent within its control) maintain its separate existence and identity and will take all steps necessary to make it apparent to third parties that the Borrower is an entity with assets and liabilities distinct from those of Guarantor or any Affiliate of any thereof. In addition to the foregoing, such steps and indicia of the Borrower’s separate identity include the following:
(a)	the Borrower will maintain its own stationery and other business forms separate from those of any other Person (including Guarantor), and will conduct business in its own name except that certain of the Persons may act on behalf of the Borrower as an agent;

(b)	the Borrower will maintain separate office space of its own as part of its operations. The corporate records, the other books and records, and the other assets of the Borrower will be segregated from the property of Guarantor;

(c)	each of the UCC financing statements filed and real estate recordings made in connection with the transactions described in the Finance Documents and Transaction Documents will show that the property that is the subject thereof belongs to the Borrower and not show that any of it is the property of the Guarantor;

(d)	either (x) the Borrower will pay its own operating expenses and liabilities from its own funds or (y) to the extent that the Guarantor pays on behalf of the Borrower any of the Borrower’s operating expenses or liabilities, the Guarantor will account for such payment by recording the amount paid on behalf of the Borrower as an inter-company advance to the Borrower and the Borrower will record it as an inter-company payable to the Guarantor;

(e)	each of the Borrower and Guarantor or any Affiliate of any thereof will maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Borrower’s individual assets and liabilities from those of Guarantor or any Affiliate thereof or from those of any other person or entity. Except as set forth below, the Borrower will maintain its own books of account and corporate records separate from Guarantor or any Affiliate thereof. Monetary transactions, including those between the Borrower, on the one hand, and the Guarantor and its Affiliates, on the other hand, will be properly reflected in their respective financial records. The Borrower will not commingle or pool its funds or other assets or liabilities with those of Guarantor or any Affiliate thereof except (x) as part of the Guarantor’s cash management system under which receipts and disbursements for it and its subsidiaries are deposited to and made from common accounts and contemporaneously therewith appropriate entries are made crediting receipts and charging disbursements to the inter-company accounts of the appropriate entities (the “Consolidated Cash Management System”) and (y) with respect to, if applicable, any such party’s retention in their capacity as agent, trustee or custodian for the Borrower, of the books and records pertaining to the Project and the Site. However, any such agent, trustee or custodian will not generally make the books and records relating to the Project and the Site available to any creditors or other interested persons of Guarantor or any Affiliate of any thereof. Except as described above in connection with the Consolidated Cash Management System, the Borrower does not maintain joint bank accounts or other depository accounts to which Guarantor or any Affiliate thereof has independent access;

(f)	the Borrower will strictly observe corporate formalities, and the Guarantor and each Affiliate thereof will strictly observe corporate formalities with respect to its dealings with the Borrower. Specifically, no transfer of assets between the Guarantor or any Affiliate thereof, on the one hand, and the Borrower, on the other, will be made without being recorded as an inter-company advance or liability, as appropriate, or otherwise following appropriate corporate formalities;

(g)	save pursuant to the terms of this Agreement, the Facility Guarantee and the Guarantor Pledge Agreement, the Guarantor will not be, or will not hold itself out to be, responsible for the debts of the Borrower;

(h)	all distributions made by the Borrower to the Guarantor as its sole member (if permitted by the terms of this Agreement) shall be in accordance with its governing documents and with applicable Laws;

(i)	any other transactions between the Borrower and Guarantor or any Affiliate thereof not described in this clause 23.5 that are permitted by (although not expressly provided for in) the Finance Documents will be fair and equitable to each of the parties, will be the type of transaction that would be entered into by a prudent person or entity, and have been and will be on terms that are at least as favourable as may be obtained from a third-party Person, it being understood that the foregoing does not apply to the Borrower’s participation in either the Consolidated Cash Management System, any joint insurance policies covering both the Guarantor and the Borrower and other Affiliates thereof or any arm’s length transaction permitted by the terms of clause 22.14 (Arm’s length transactions);

(j)	whenever the Borrower is named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any jointly-maintained insurance policy covering both its assets and the assets of the Guarantor the Borrower will cause the proceeds of any claims payment under any such policy to be paid to it, and it will not retain any claims payment under any such policy to the extent that it does not relate to the property of the Borrower; and

(k)	the Borrower will be held out to the public as a separate entity apart from Guarantor or any Affiliate thereof.
24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 24 (Events of Default) (save for clause 24.24 (Acceleration)) is an Event of Default.

24.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.
24.2	Specific covenants
(a)	Any requirement of clause 20 (Financial covenants) is not satisfied; or

(b)	the credit balance of the Debt Service Reserve Account is less than the aggregate of the Minimum Balance for a period of five consecutive days.
24.3	Other obligations
(a)	An Obligor does not comply with any provision of any Finance Document to which it is a party, other than those referred to in:
(i)	clause 24.1 (Non-payment);

(ii)	clause 24.2 (Specific covenants); and

(iii)	clause 10.1(b) of the Facility Guarantee (but without prejudice to the Borrower’s obligations under clause 7.2(b) of this Agreement).
(b)	No Event of Default under clause 24.3(a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Facility Agent giving notice to the Borrower or, if earlier, the Borrower becoming aware of the failure to comply, save that this clause 24.3(b) shall not apply to:
(i)	an Event of Default under clauses 24.6 (Insolvency) to 24.8 (Creditors’ process); or

(ii)	a breach of clause 22.10 (Use of proceeds).
(c)	The Borrower fails to satisfy the conditions subsequent set out in clause 4.3 (Conditions Subsequent) within the prescribed period of time.
24.4	Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under clause 24.4(a) above will occur if the misrepresentation or misstatement is capable of remedy and is remedied within 15 Business Days of the

Facility Agent giving notice to the Borrower or, if earlier, the Borrower becoming aware of the failure to comply.
24.5	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness of the Borrower, falling within clauses 24.5(a) to 24.5(d) above, is less than US$1,000,000 (or its equivalent in any other currency or currencies).

(f)	No Event of Default will occur under this clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, of the Guarantor, falling within clauses 24.5(a) to 24.5(d) above is less than US$25,000,000 (or its equivalent in any other currency or currencies).
24.6	Insolvency
(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities as recognised in accordance with US GAAP).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
24.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,
or any analogous procedure or step is taken in any jurisdiction, where such corporate action, legal proceedings or other procedure or step is not dismissed, stayed, discharged, struck out, withdrawn or otherwise cancelled within 15 Business Days of being commenced.
24.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and is not discharged within 10 Business Days.
24.9	Unlawfulness
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under any Finance Document.

(b)	Any obligation of any Obligor under any Finance Document is not, or ceases to be, legal, valid and binding.
24.10	Repudiation
An Obligor repudiates a Finance Document (or any of its obligations under a Finance Document) or evidences an intention to repudiate a Finance Document (or any such obligation).
24.11	Material Adverse Effect
(a)	A Material Adverse Effect occurs.

(b)	No Event of Default under clause 24.11(a) above will occur if the Material Adverse Effect is capable of remedy and is remedied within 15 Business Days of the Facility Agent giving notice to the Borrower or, if earlier, any Borrower becoming aware of the Material Adverse Effect.
24.12	Expropriation
At any time after the date of this Agreement, by or under the authority of any Governmental Authority:
(a)	the management board, board of directors or the general director of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of a material portion of its business is curtailed;

(b)	any of the revenues of the Borrower are, nationalised, expropriated or compulsorily acquired;

(c)	any of the material assets of the Borrower are seised, nationalised, expropriated or compulsorily acquired; or

(d)	the Borrower is otherwise deprived or prevented from exercising ownership or control of its business, assets or rights.
24.13	Loss of or Failure to Obtain Applicable Permits
(a)	The Borrower shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit and such failure would (in the absence of any remedial action) have a Material Adverse Effect; provided that no Event of Default shall occur for a period of up to thirty (30) days following any such failure so long as (x) the Borrower is diligently seeking to remedy such failure, (y) the Borrower continues to operate the Project as contemplated by the Facility Documents and the Project Documents and (z) at all times during such 30-day period there has not occurred, nor after consideration of the nature of the Borrower’s efforts to remedy such failure, would there reasonably be expected to occur, a Material Adverse Effect.

(b)	Any Applicable Permit necessary for operation of the Project by the Borrower shall be materially modified (other than modifications requested by the Borrower and approved in writing in advance of such modification by the Facility Agent acting at the direction of the Required Lenders, which approval shall not be unreasonably withheld), revoked, cancelled or not renewed by the issuing agency or other Governmental Authority having jurisdiction and loss of such Permit would reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur for a period up to 120 days following any such modification, revocation, cancellation or non-renewal so long as (x) the Borrower is diligently appealing (or causing to be appealed) such modification, revocation or cancellation, (y) the Borrower continues to operate the Project as contemplated by the Finance Documents and the Project Documents and the enforcement of such modification, revocation or cancellation is effectively stayed during such period of operation, and (z) at all times during the pendency of such appeal, there has not occurred, nor after consideration of the nature of the Borrower’s efforts in respect of such appeal, would there reasonably be expected to occur, a Material Adverse Effect.
24.14	Moratorium
A moratorium is established on the payment of interest or repayment of principal on international debts of borrowers in London, Zurich, Delaware, Idaho or Alaska generally or a class of such borrower into which any Obligor falls.
24.15	Authorisations
Any Authorisation of an Obligor is revoked, suspended or is modified in a manner which, in the opinion of the Majority Lenders, may have a Material Adverse Effect, or restrictions or conditions are, or it is threatened that they will be, or proceedings have begun which may result in such restrictions or conditions being, imposed on any Authorisation so as to impede that Obligor’s ability to perform its obligations under the Finance Documents to which it is a party and/or may mean that any Finance Document is not legally valid, binding, enforceable and admissible in evidence to the courts of London, Zurich, Alaska, Delaware, or Idaho.
24.16	Failure to comply with final judgment
The Borrower fails to comply with, or pay any sum due by it under:
(a)	any final civil judgment; or

(b)	any civil final order,
in either case, made or given by any court of London, Zurich, Delaware, Idaho, or Alaska, in relation to a claim not covered by insurance and which is greater than or equal to US$1,000,000 (or its equivalent in another currency or currencies).
24.17	No dividends
The Borrower pays, makes or declares any dividend or other distribution in an amount exceeding its annual net profit (calculated in accordance with US GAAP) for the Fiscal Year in relation to which the dividend or other distribution is proposed to be made.
24.18	Environmental Laws
The Borrower does not comply with any Environmental Laws to which it is subject and such non-compliance results in a Material Adverse Effect.
24.19	Security
Any of the Security Documents, once executed and delivered, shall, except as the result of the acts or omissions of the Administrative Parties (or other Finance Parties) (except any such omission in respect of which the Borrower is expressly obligated under the Finance Documents), in any material respect cease to be in full force and effect as applied to the Borrower or Guarantor, or fail to provide the Administrative Parties (or other Finance Parties) the Liens and associated rights and remedies permitted by Law purported to be created thereby.
24.20	Destruction of the Project
All or a material portion of the assets or operations of the Project are destroyed, or suffer an actual or constructive loss or material damage, and:
(a)	thereafter, the following conditions are not met:
(i)	a decision has been made to repair or restore the Project by the Majority Lenders;

(ii)	all Insurance Proceeds and/or Eminent Domain Proceeds received by the Borrower shall be deposited into the Debt Service Reserve Account; and

(iii)	the Borrower certifies, and the Facility Agent determines in its reasonable judgment that a sufficient amount of funds is or will be available to the Borrower in the Debt Service Reserve Account to make repairs and restorations (and to continue to make all payments in accordance with clause 23.1 (Debt Service Reserve Account) which will become due during and following such repair period);or
(b)	the Project ceases to operate for a period beyond the later of (i) 60 days after the receipt of Insurance Proceeds from or (ii) 120 days after the event of loss unless restoration or repair shall have been approved in accordance with, clause 24.20(a) above.

24.21	Transaction Documents
(a)	Any Transaction Document is terminated, suspended or otherwise ceases to be valid and in full force and effect and a replacement Transaction Document substantially similar in all respects is not entered within 45 days of the same.

(b)	If any of the events or circumstances set out in clauses 24.6 (Insolvency) to 24.8 (Creditors’ process) occurs in relation to any party to a Transaction Document (excepting the Obligors) including the Offtakers.
24.22	Environmental claim
Any action is taken, proposed or indicated by the federal government of the United States, the United States federal courts or any other federal authority or body in the United States, in respect of any Environmental Claim against the Borrower which the Facility Agent in its discretion (acting reasonably) considers would or may result in a Lien being imposed on upon all or any part of the Borrower’s assets which has the ability to rank in priority to any Lien created pursuant to any of the Finance Documents.
24.23	ERISA
If the Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any Benefit Plan and (i) a reportable event (as defined in section 4043(b) of ERISA for which notice has not been waived by the PBGC) shall have occurred with respect to any Benefit Plan and, within 30 days after the reporting of such reportable event to the Facility Agent by the Borrower and the furnishing of such information as the Facility Agent may reasonably request with respect thereto, the Facility Agent shall have notified the Borrower in writing that (A) the Facility Agent has made a reasonable determination that, on the basis of such reportable event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Benefit Plan, and (B) as a result thereof, an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States District Court to administer any Benefit Plan; or (iii) the PBGC shall institute proceedings to terminate any Benefit Plan; or (iv) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganisation status, become insolvent or terminate (or notify the Borrower or ERISA Affiliate of its intent to terminate) under section 4041A of ERISA and, within thirty (30) days after the reporting of any such occurrence to the Facility Agent by the Borrower and the furnishing of such information as the Facility Agent may reasonably request with respect thereto, the Facility Agent shall have notified the Borrower in writing that the Facility Agent has made a determination that, on the basis of such occurrence, an Event of Default exists hereunder, provided that the events described in this clause 24.4 (Misrepresentation) will not result in an Event of Default unless the subject event involves (x) one or more Benefit Plans that are single-employer plans (as defined in section 4001(a)(l5) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in section 400l(a)(16) of ERISA), including vested unfunded liabilities which arise or would reasonably be expected to arise as the result of the termination of such Benefit Plans, exceeds $1,000,000, and/or (y) one or more Multiemployer Plans to which the aggregate withdrawal liabilities of the Borrower and all ERISA Affiliates exceeds $1,000,000.

24.24	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	declare any Security created pursuant to the Security Documents to be enforceable and take any steps to preserve or enforce such Security.
25.	CHANGES TO THE LENDERS
25.1	Assignments and transfers by the Lenders
Subject to this clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; and/or

(b)	transfer by novation any of its rights and obligations;
under any of the Finance Documents to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
25.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender. No such consent shall be required if an Event of Default has occurred and is continuing.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time. Any refusal of consent by the Borrower must be accompanied by a written explanation for the reasons behind the refusal.

(c)	An assignment will only be effective on:
(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable Laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.
(d)	A transfer will only be effective if the procedure set out in clause 25.5 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
25.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.
25.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(b)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(c)	the financial condition of any Obligor;

(d)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by Law are excluded.

(f)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(g)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer
(a)	Subject to the conditions set out in clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 25.5(c) below when the Facility Agent counter-signs an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph 25.5(b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Administrative Parties, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
25.7	Disclosure of information
Any Finance Party may disclose to any Authorised Recipient any relevant information about any Obligor, the Facility and the Finance Documents as that Lender shall consider appropriate.
25.8	Information sharing
Subject to the entry by the relevant Finance Party into a Confidentiality Undertaking, each of the Finance Parties may exchange, use, analyse and assess information held about the Borrower and the Guarantor, including information about the Project, and any other relationships such Finance Party may have with the Borrower or Guarantor, with any other of the Finance Parties. The Borrower and Guarantor hereby irrevocably wave their irrespective rights to have such information kept confidential by the relevant Finance Party under the applicable Swiss banking regulations and all other laws
26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfer by Obligors
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, other than with the prior written consent of the Facility Agent.
27.	ROLE OF THE ADMINISTRATIVE PARTIES
27.1	Appointment of the Agents
(a)	Each Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents and the Collateral an in accordance with the terms of schedule 6 (Security Provisions).

(c)	Each of the Finance Parties authorises each Agent to:
(i)	exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Finance Documents (to which that Agent is expressed to be a party) and all other documents that may be approved by (in the case of the Facility Agent) the Majority Lenders or (in the case of the Security Agent) the Facility Agent, for execution by it.
27.2	Duties of the Agents
(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Administrative Parties) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall promptly send the Security Agent such certification as the Security Agent may require from time to time pursuant to schedule 6 (Security Provisions).

(f)	The duties of each Agent under the Finance Documents are solely mechanical and administrative in nature and no Agent is obliged to exercise any discretion, whether in relation to the exercise of a power or otherwise, under the Finance Document, without first receiving the instructions of, in the case of the Facility Agent, the Majority Lenders or, in the case of the Security Agent, the Facility Agent. No Agent shall have any other duties save as expressly provided for in the Finance Documents.
27.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
27.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes any Administrative Party (save for the Security Agent in relation to the Charged Property and as expressly provided in schedule 6 (Security Provisions) and the Security Documents) as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.
27.5	Business with the Borrower
The Administrative Parties may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
27.6	Rights and discretions of the Agents
(a)	Each Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Each Agent may retain for its own benefit and without liability to account any fee or other sum received by it for its own account.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any Law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document:
(i)	the Facility Agent shall:
(A)	exercise any right, power, authority or discretion vested in it as Facility Agent, or otherwise act, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(B)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders;
(ii)	the Security Agent shall:
(A)	exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(B)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders (in the case of the Facility Agent) or the Facility Agent (in the case of the Security Agent) will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (in the case of the Facility Agent) or the Facility Agent (in the case of the Security Agent) or under clause 27.7(d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, or if appropriate the Lenders (in the case of the Facility Agent) or the Facility Agent (in the case of the Security Agent), each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	If a Lender does not respond (whether positively or negatively) to any request made by the Facility Agent for any instruction or any approval or any consent under or in connection with any Finance Document within 10 Business Days of the Facility Agent’s request for instruction, approval or consent then that Lender’s participation in all Loans or Commitments shall be excluded from the aggregate for the purpose of determining whether the necessary percentage has been achieved for the definition of Majority Lenders.
27.8	Responsibility for documentation
No Administrative Party:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, any Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
27.9	Exclusion of liability
(a)	Without limiting clause 27.9(b) below (and without prejudice to the provisions of clause 30.10(e) (Disruption to Payment Systems etc.)), no Agent will be liable to any Finance Party (including for negligence or any other category of liability whatsoever) for any action taken, or omitted to be taken, by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Agent may rely on this clause subject to clause 1.4 (Third party rights).

(c)	No Agent will be liable to any Finance Party for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Party.
27.10	Lenders’ Indemnity to the Agents
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.10 (Disruption to Payment Systems etc.) notwithstanding that Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of that Agent) in acting as Facility Agent or Security Agent (as the case may be) under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).
27.11	Resignation of an Agent
(a)	An Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent (acting through an office as contemplated in clause 27.11(a) above).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with clause 27.11(b) above within 30 days after notice of resignation was given, the relevant Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office as contemplated in clause 27.11(a) above).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the relevant Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 27 (Role of the Administrative Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with clause 27.11(b) above, whereupon such resignation shall occur automatically 10 Business Days later. In this event, that Agent shall resign in accordance with clause 27.11(b) above.

(h)	At any time after the appointment of a successor Security Agent, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any Collateral vested in the retiring Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of Law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent.
27.12	Confidentiality; common parties
(a)	In acting as a representative of the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding that the Facility Agent and/or the Security Agent may from time to time be the same person, the Facility Agent and the Security Agent have entered into the Finance Documents (to which they are party) in their separate capacities as Facility Agent for the Finance Parties and as Security Agent for the Finance Parties provided that, where any Finance Document provides for the Facility Agent or Security Agent to communicate with or provide instructions to the other, while the two Agents are the same person, it will not be necessary for there to be any such formal communication or instructions notwithstanding that the Finance Documents provide in certain cases for the same to be in writing.
27.13	Relationship with the Lenders
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
27.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
27.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
27.16	Deduction from amounts payable by the Agents
If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
27.17	Administrative Parties as Lenders
If an Administrative Party is or becomes a Lender, that Administrative Party shall have the same rights and powers with respect to its Commitment as any other Lender and may exercise those rights and powers as if it were not also acting as an Administrative Party.
27.18	Security provisions
The provision of schedule 6 (Security Provisions) shall bind each party.
28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES
29.1	Payments to the Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.5 (Partial payments).
29.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 30.5 (Partial payments).
29.3	Recovering Finance Party’s rights
(a)	On a distribution by the Facility Agent under clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 29.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
29.4	Reversal or redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
29.5	Exceptions
(a)	This clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(c)	it notified that other Finance Party of the legal or arbitration proceedings; and

(d)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
30.	PAYMENT MECHANICS
30.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.
30.2	Distributions by the Agents
Each payment received by an Agent under the Finance Documents for another Party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback) be made available by that Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to that Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.
30.3	Distributions to an Obligor
Each Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied. Any amount payable to an Obligor shall be credited by the Agent to that Obligor as soon as reasonably practicable after receipt by the Agent.

30.4	Clawback
(a)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by that Agent shall on demand refund the same to that Agent together with interest on that amount from the date of payment to the date of receipt by that Agent, calculated by that Agent to reflect its cost of funds.
30.5	Partial payments
(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued default interest due but unpaid under this Agreement;

(iii)	thirdly, in payment of:
(A)	any payments required to be made to the Hedge Provider under the Hedging Arrangements; and

(B)	any payments of any interest and fees then due and payable to the Finance Parties under or pursuant to the Facility, and any such payments in this clause 30.5(a)(iii) shall be ranked pari passu between the Hedge Provider and any Finance Party;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 30.5(a)(ii) to 30.5(a)(v) above.

(c)	Clauses 30.5(a) and 30.5(b) above will override any appropriation made by an Obligor.
30.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days
(a)	Notwithstanding clause 30.7(b) below, if the Final Repayment Date falls on a day that is not a Business Day, any payment due on such date shall be made on the preceding Business Day.

(b)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(c)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.8	Currency of account
(a)	Subject to clauses 30.8(b) and 30.8(c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
30.9	Change of currency
(a)	Unless otherwise prohibited by Law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the relevant central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
30.10	Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 30.10(a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in clause 30.10(a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 36 (Amendments and waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 30.10 (Disruption to Payment Systems etc.); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to clause 30.10(d) above.
31.	SET-OFF
(a)	A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The Security Agent shall not set-off or apply any proceeds held or recovered by it in connection with the Accounts or the Security Documents against any indebtedness due by the Borrower to the Security Agent which is not indebtedness due to the Security Agent under any Finance Document or due to any Finance Party pursuant to any Secured Liabilities.
32.	NOTICES
32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
32.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name on the signature page;

(b)	in the case of each Finance Party (other than the Facility Agent), that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of each Agent, that identified with its name on the signature page, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.
32.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being submitted to courier in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.
32.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.
32.5	Electronic communication
(a)	Any communication to be made between the Borrower, Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Borrower, Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (and for the avoidance of doubt the Parties hereby so agree that it is an accepted form of communication under the Finance Documents); and

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

(b)	The Borrower, Agent and each Lender shall notify each other of any change to their electronic mail address or any other such information supplied by them.

(b)	Any electronic communication made between the Borrower, Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by the Borrower or a Lender to an Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.
32.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33.	CALCULATIONS AND CERTIFICATES
33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
33.4	Currency conversion
If at any time for any purpose (including for converting any sum received by an Administrative Party under any Finance Document or otherwise which is denominated in a currency which is not US Dollars) an Administrative Party is required or wishes to convert a sum of money into another currency, it shall use that Administrative Party’s Spot Rate.

34.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.
35.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.
36.	AMENDMENTS AND WAIVERS
36.1	Required consents
(a)	Subject to clause 36.2 (Exceptions):
(i)	a Finance Document may be amended only with the consent of the Majority Lenders and the relevant Obligor party thereto;

(ii)	compliance by the relevant Obligor with any provision of a Finance Document may be waived only with the consent of the Majority Lenders; and

(iii)	compliance by a Finance Party with any provision of a Finance Document may be waived only with the consent of the Majority Lenders and the relevant Obligor party thereto.
Any such amendment or waiver shall be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.
36.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	an extension of the Availability Period;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	an increase in or an extension of any Commitment;

(vi)	a change in the currency of the Facility;

(vii)	a change to the Obligors;

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	clause 2.2 (Finance Parties’ rights and obligations), clause 25 (Changes to the Lenders), clause 26 (Changes to the Obligors), clause 27.10 (Lenders’ Indemnity to the Agents) or this clause 36 (Amendments and waivers); or

(x)	the release of any Charge (or part thereof) or of any Collateral (or part thereof) (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of that Administrative Party.
37.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
38.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
39.	ENFORCEMENT
39.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (whether in whole or in part)) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 39.1 (Jurisdiction of English courts) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
39.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Borrower by its execution of this Agreement, accepts that appointment); and

(b)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

The Borrower expressly agrees and consents to the provisions of this clause 39 (Enforcement) and clause 38 (Governing law).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Original Lenders

Name of Original Lender	Commitment (US$)
Credit Suisse AG	US$	100,000,000
Total	US$	100,000,000

SCHEDULE 2

Conditions Precedent
1.	Obligors
(a)	A copy of the constitutional documents of each Obligor (including Articles of Incorporation and Bylaws).
(b)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A Good Standing Certificate of the Borrower and Guarantor.
(d)	An Incumbency Certificate of the Borrower and Guarantor.
(e)	An Officer’s Certificate of the Borrower and Guarantor including:
(i)	confirmation that its borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded;
(ii)	certification that each copy document relating to it specified in this part 1 of schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and
(iii)	a specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above in relation to the Finance Documents and related documents.
2.	Finance documents
(a)	This Agreement executed by the Borrower.
(b)	The Fee Letter and the Original Hedging Strategy Letter executed by the Borrower.
(c)	At least two originals of each of the Security Documents executed by the applicable Obligors.
(d)	Any Hedging Arrangement which is to be executed on or before the first Utilisation Date pursuant to the Hedging Strategy Letter.

(e)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the Guarantor in blank in relation to the assets subject to or expressed to be subject to the Guarantor Pledge Agreement and all other documents of title to be provided under the Security Documents.
3.	Legal opinions
(a)	A legal opinion of DLA Piper UK LLP, legal advisers to the Agent and the Arranger as to English law.
(b)	A legal opinion of Perkins Coie LLP, legal advisers to the Borrower, as to Alaska law in relation to the Deed of Trust and any other Finance Documents governed by Alaska law.
(c)	A legal opinion of Gibson, Dunn & Crutcher LLP, legal advisers to the Borrower, as to Delaware law in relation to the status and capacity of the Borrower and its entry into and submission to the laws of Relevant Jurisdictions of each of the Finance Documents.
(d)	A legal opinion of Perkins Coie LLP, legal advisers to the Borrower, as to Idaho law in relation to the status and capacity of the Guarantor and its entry into and submission to the laws of Relevant Jurisdictions of the Facility Guarantee and the Project Cost Guarantee (and any other Finance Documents to which it is a party).
(e)	A legal opinion of Gibson, Dunn & Crutcher LLP, legal advisers to the Borrower, as to New York law in relation to the Finance Documents governed by that law.
4.	Other documents and evidence
(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees), clause 16 (Costs and Expenses) and clause 12.5 (Stamp taxes) have been paid or will be paid by or immediately after the first Utilisation Date.
(b)	Evidence that the Borrower has given irrevocable instructions to the Facility Agent to deposit into the Debt Service Reserve Account the Minimum Balance immediately upon the first Utilisation Date.
(c)	A certified copy of the Original Financial Statements and most recent management accounts of each Obligor.
(d)	The Life of Mine Plan.
(e)	The Original Construction Plan.
(f)	The Capex Budget.
(g)	The format as previously agreed between the Borrower and the Facility Agent of:
(i)	the Monthly Construction Report;
(ii)	the Monthly Expenditure Statement; and
(iii)	the Production Report.

(h)	Delivery to the Facility Agent of all existing surveys of the Site in the possession of the Borrower.
(i)	Approval by the Facility Agent of the Construction Contracts (a review to the extent that any provision of such contracts might have a Material Adverse Effect) and a waiver or removal of the ban on assignment in the Knight Piesold Construction Contract and the Golder Paste Technology Limited Construction Contract.
(j)	Approval by the Facility Agent of the lease between the Borrower and Hyak Mining Company (the “Hyak Lease”) as to assignability and any other matters potentially adversely affecting the interests of the Finance Parties.
(k)	A lessor’s confirmation to be entered into by Hyak Mining Company in favour of the Finance Parties, and duly acknowledged by the Borrower, in form and substance satisfactory to the Facility Agent, incorporating a confirmation by the lessor that there is no outstanding default by the Borrower under the Hyak lease and an agreement by the lessor to notify the Facility Agent (at the same time as it so notifies the Borrower) of any default whether non-payment of rent or otherwise by the Borrower under the Hyak lease and giving the Finance Parties the same opportunity to cure or remedy such breach as the Borrower has under the terms of the Hyak lease and that it will not terminate the Hyak Lease if so cured or remedied.
(l)	A lessor’s confirmation to be entered into by the lessors of the Diana/Falls lease in favour of the Finance Parties, and duly acknowledged by the Borrower, in form and substance satisfactory to the Facility Agent, incorporating a confirmation by the lessors that there is no outstanding default by the Borrower under the Diana/Falls lease and an agreement by the lessors to notify the Facility Agent (at the same time as it so notifies the Borrower) of any default whether non-payment of rent or otherwise by the Borrower under the Diana/Falls lease and giving the Finance Parties the same opportunity to cure or remedy such breach as the Borrower has under the terms of the Diana/Falls lease and that it will not terminate the Diana/Falls lease if so cured or remedied.
(m)	Any third party consents required by the Facility Agent (acting reasonably) in connection with the Borrower Security Agreement in respect of the Capital Equipment Leases and the Construction Contracts.
(n)	Filing of the Deed of Trust with:
(i)	the real property records of the Juneau Recording District as a deed of trust (which will also serve as a fixture filing);
(ii)	the real property records of the Juneau Recording District as a financing statement; and
(iii)	the UCC records of the Juneau Recording District as a financing statement.
(o)	UCC-1 Financing Statement in respect of Guarantor (to be filed with Idaho SOS).
(p)	UCC-1 Financing Statement in respect of Borrower (to be filed with Delaware SOS).
(q)	UCC-1 Financial Statement in respect of Borrower (to be filed with Anchorage SOS).
(r)	Satisfactory Idaho SOS lien search in respect of the Guarantor.

(s)	Satisfactory Delaware SOS lien search in respect of Borrower.
(t)	Satisfactory Alaska SOS lien search in respect of Borrower.
(u)	Evidence of the release of all third party liens or encumbrances registered against the name of the Borrower in the Alaska UCC filing records.
(v)	The Title Policy.
(w)	Initial Alaska searches against the Borrower and Guarantor for encumbrances, liens, taxes and judgments affecting the real property of the Borrower. Searches to extend to records held at the Juneau and (if applicable) Federal Courts, Juneau Recording District and other locations necessary to identify all encumbrances affecting the real property of the Borrower.
(x)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

Utilisation Request

From:	Coeur Alaska Inc.
To:	Credit Suisse
Dated:	[◆ ]
Dear Sirs
Coeur Alaska Inc. — US$100,000,000 facility agreement dated [◆ ] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date: [◆ ] (or, if that is not a Business Day, the next Business Day)

Amount: US$ [55,000,000] or, if less, the Available Facility

Interest Period: [Three] months
3.	We confirm that each condition specified in clause 4.1 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to:
(a)	in respect of an amount equal to the Minimum Balance as at the Utilisation Date being, [◆ ], to be credited to Debt Service Reserve Account;

(b)	US$[◆ ] in respect of the arrangement fee payable in accordance with clause 11.1 (Arrangement fee) to the Facility Agent;

(c)	US$[◆ ] in respect of the agency fee payable in accordance with clause 11.2 (Agency fee) to the Facility Agent;

(d)	[◆ ] to the Facility Agent for payment by the Facility Agent of invoiced legal fees of counsel to the Finance Parties; and

(e)	[◆ ] in respect of the balance of the Utilisation less the amounts referred to in paragraphs (a) to (d) above to the Borrower’s Account.

5.	This Utilisation Request is irrevocable.
Yours faithfully
For and on behalf of
Coeur Alaska Inc.
(Sign)

Name: [◆          ]

Title: [◆          ]

SCHEDULE 4

Information Package
Monthly Construction Reports
Monthly Expenditure Statements
Capex Budget
Project Schedule
Production Reports
Life of Mine Plan
Original Construction Plan

SCHEDULE 5
Form of Transfer Certificate

To:	Credit Suisse, as Facility Agent

From:	[Insert name of Existing Lender] (the “Existing Lender”)

and

[Insert name of New Lender] (the “New Lender”)

Dated:	[ ]
Dear Sirs
COEUR ALASKA INC. — US$45,000,000 facility agreement dated [◆          ] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to clause 25.5 (Procedure for transfer) of the Facility Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule hereto in accordance with clause 25.5 (Procedure for transfer) of the Facility Agreement.
(b)	The proposed Transfer Date is [◆ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) of the Facility Agreement are set out in the schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 25.4(c) (Limitation of responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the law of the State of New York.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [Insert date].
For and on behalf of
Credit Suisse (in its capacity as Facility Agent)

(Sign)

Name:	[◆ ]

Title:	[◆ ]

Date:	[◆ ]

SCHEDULE 6
Security Provisions
1.	Defects in Security
The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:
(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or
(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any Laws in any territory.
2.	No enquiry
The Security Agent may accept without enquiry, requisition, objection or investigation such title as the Borrower may have to any Collateral.
3.	Retention of documents
The Security Agent may hold title deeds and other documents relating to any of the Collateral in such manner as it sees fit (including allowing the Borrower to retain them).
4.	Indemnity out of the Collateral
The Security Agent and every Receiver, Delegate, or other similar person appointed under any Security Document may indemnify itself out of the Collateral against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).
5.	Basis of distribution
To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Secured Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:
(a)	any sums due or owing to any Finance Party as at that date; and
(b)	such other matters as it thinks fit.
6.	No duty to collect payments
The Security Agent shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Collateral is duly and punctually paid, received or collected; or
(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Collateral.

7.	Appropriation
(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Secured Liabilities and agrees that the Security Agent shall have the exclusive right to do so.
(b)	Paragraph (a) above will override any application made or purported to be made by any other person.
8.	Investments
All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:
(a)	be invested in any investment it may select; or
(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.
9.	Suspense Account
Subject to paragraph 10 below the Security Agent may:
(a)	hold in an interest bearing suspense account any money received by it from the Borrower or any other person; and
(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 8 above.
10.	Timing of Distributions
Distributions by the Security Agent shall be made as and when determined by it.
11.	Delegation
(a)	The Security Agent may:
(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);
(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and
(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:
(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or
(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent, provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.
12.	Unwinding
Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.
13.	Lenders
The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.

SCHEDULE 7
Capital Equipment Leases

SCHEDULE 8
Repayment Schedule

Repayment Date	Repayment Amount
March 31, 2011	USD$4,984,375.00
June 30, 2011	USD$6,974,506.58
September 30, 2011	USD$6,974,506.58
December 31, 2011	USD$6,974,506.58
March 31, 2012	USD$3,849,506.58
June 30, 2012	USD$3,849,506.58
September 30, 2012	USD$3,849,506.58
December 31, 2012	USD$3,849,506.58
March 31, 2013	USD$6,349,506.58
June 30, 2013	USD$6,349,506.58
September 30, 2013	USD$6,349,506.58
December 31, 2013	USD$6,349,506.58
March 31, 2014	USD$4,224,506.58
June 30, 2014	USD$4,224,506.58
September 30, 2014	USD$4,224,506.58
December 31, 2014	USD$4,224,506.58
March 31, 2015	USD$4,099,506.58
June 30, 2015	USD$4,099,506.58
Sept 30, 2015	USD$4,099,506.58
December 31, 2015	USD$4,099,506.56
Repayment Final Maturity	USD$100,000,000.00

SIGNATURES

Borrower

EXECUTED by:	)
COEUR ALASKA INC.	)

Acting by:

Name:

Title:

Address:	3031 Clinton Drive, Suite 202
Juneau, AK 99801
United States

Attention:	The General Manager

Telephone:	+1 208 667-3511

Fax:	+1 208 667-2213

Email:	KKast@coeur.com

With a copy to:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83814-0316
United States

Attention:	Mitchell J. Krebs

Telephone:	+1 208 769 8152

Fax:	+1 208 667 2213

Email:	MKrebs@coeur.com

Security Agent

EXECUTED by:	)
CREDIT SUISSE AG	)

Acting by:

Name:

Title:

and

Name:

Title:

Address:	Giesshuebelstrasse 30, 8070 Zurich
Switzerland

Attention:	Flavia Sennhauser / Erik Boehmer

Telephone:	+41 44 334 68 43 / +41 44 333 21 39

Fax:	+41 44 333 21 04

Email:	flavia.r.sennhauser@credit-suisse.com /
erik.boehmer@credit-suisse.com

Facility Agent

EXECUTED by:	)
CREDIT SUISSE AG	)

Acting by:

Name:

Title:

and

Name:

Title:

Address:	Giesshuebelstrasse 30, 8070 Zurich
Switzerland

Attention:	Flavia Sennhauser / Erik Boehmer

Telephone:	+41 44 334 68 43 / +41 44 333 21 39

Fax:	+41 44 333 21 04

Email:	flavia.r.sennhauser@credit-suisse.com /
erik.boehmer@credit-suisse.com

Arranger

EXECUTED by:	)
CREDIT SUISSE AG	)

Acting by:

Name:

Title:

and

Name:

Title:

Original Lender

EXECUTED by:	)
CREDIT SUISSE AG	)

Acting by:

Name:

Title:

and

Name:

Title:

Hedge Provider

EXECUTED by:	)
CREDIT SUISSE INTERNATIONAL	)

Acting by:

Name:

Title:

and

Name:

Title: